UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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NEXTEL PARTNERS, INC.

(Name of Registrant as Specified in Its Charter)
N/ A

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Subject to Completion, dated August 1, 2005
NOTE TO READER: THE SPECIAL MEETING WILL NOT BE CALLED AND THIS DOCUMENT WILL NOT BE MAILED TO STOCKHOLDERS UNLESS AND UNTIL THE SPRINT – NEXTEL COMMUNICATIONS MERGER IS COMPLETED. AS A RESULT, THIS DOCUMENT IS WRITTEN AS IF THAT MERGER IS COMPLETE. AS OF THE DATE OF THIS FILING, THAT MERGER HAS NOT OCCURRED. THE SPECIAL MEETING ALSO WILL NOT BE CALLED UNLESS THE REQUISITE NUMBER OF CLASS A STOCKHOLDERS REQUEST A SPECIAL MEETING. AS OF THE DATE OF THIS FILING, SINCE THE MERGER HAS NOT OCCURRED, NO REQUEST CAN BE MADE.
4500 Carillon Point
Kirkland, Washington 98033
425-576-3600
[●], 2005
To Our Class A Common Stockholders:
     I cordially invite you to attend a special meeting of holders of Class A common stock to be held at [●], [●] on [●], 2005 at [●] a.m., local time. We enclose a notice of the special meeting, a proxy statement containing information about the matters to be acted upon at the special meeting and a proxy card.
     At the meeting, we will ask our holders of Class A common stock to vote on whether to exercise the “put right” provided by our certificate of incorporation. The ability to exercise this put right was triggered by the recently completed merger of Nextel Communications, Inc. and Sprint Corporation. If our holders of Class A common stock exercise the put right, Nextel WIP Corp., a wholly owned subsidiary of Nextel Communications, would be required to purchase all outstanding shares of our Class A common stock at a fair market value price determined under an appraisal proceeding that is described in the enclosed proxy materials. Holders of Class A common stock also have the right to adjourn the special meeting until a date no later than [●], in which case holders of Class A common stock would vote at that later date on whether to exercise the put right.
     The enclosed proxy describes two proposals that will be presented to the holders of our Class A common stock. The first proposal asks the holders of our Class A common stock whether they wish to exercise the put right at this time. The holders of a majority of the Class A common stock represented in person or by proxy at the special meeting must vote in favor of the first proposal in order to exercise the put right at this time. The second proposal asks the holders of the Class A common stock whether they wish to adjourn the special meeting in the event that the put right is not exercised at this time. The holders of a majority of the Class A common stock represented in person or by proxy at the special meeting must vote in favor of Proposal Two in order for the holders of Class A common stock to adjourn the special meeting.
     A special committee comprised of directors of Nextel Partners unaffiliated with Nextel Communications unanimously recommends that you vote in FAVOR of the first proposal, thereby exercising the put right at this time. In the event that the requisite majority of Class A common stock does not vote to exercise the put right at this time, the special committee recommends that you vote in FAVOR of the second proposal, thereby adjourning the special meeting if the put has not been exercised. These recommendations are based on the special committee’s current beliefs and expectations about future events that are subject to a number of risks, many of which are beyond our control. For this reason, we urge you to read the enclosed proxy materials, including the section entitled “Risk Factors Relating to the Put Transaction” that starts on page 18, before deciding on your vote.
     You should also understand that if you exercise the put right, the appraisal process and the purchase and sale of all shares of Class A common stock by Nextel WIP under our Certificate of Incorporation cannot be reversed or stopped. Because the appraisal process will occur only after exercise of the put right, however, at the time you vote on whether to exercise the put right, you will not know the price Nextel WIP will pay for your shares in the put transaction. The purchase price will be determined by an appraisal process based on the definition of fair market value in our Certificate. That definition sets forth various factors for the appraisers to consider. The procedures for determining fair market value are complicated and are subject to various interpretations. It is not possible to predict how the different appraisers will interpret these provisions, what their positive or negative impact on valuation will be or what weight the appraisers will give to various factors. As a result, the process may result in widely differing appraisal values from each of the appraisers.
     Once the put right is exercised, the maximum amount of time allotted by our Certificate for the determination of fair market value by the appraisers, assuming a third appraiser is necessary, is 110 days. If either Nextel WIP or the holders of our Class A common stock elect to trigger a subsequent challenge process, they must do so within 20 days of the determination of fair market value by the three appraisers. The standard in our Certificate for any such challenge requires the challenging party to show that the final appraisal was grossly incorrect or fraudulently obtained. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith. At the time of the special meeting, however, you will not know whether the challenge process will be triggered and therefore you will not know how long after the special meeting it will be before the purchase price is set. There could be a substantial period of time after the special meeting before the price is set.
     Under our Certificate, the closing date for Nextel WIP’s purchase of shares of Class A common stock, if the put right is exercised, will occur upon the later of final determination of the purchase price or five business days after the receipt of necessary regulatory approvals. Our Certificate provides that Nextel WIP may elect, subject to meeting certain requirements, to deliver shares of “listed Nextel common stock” in payment of the purchase price at any time until 180 days after the closing date if the shares meet the requirements of our Certificate. If Nextel WIP fails to pay for the Class A common stock within 60 days after the closing date, it will be required to pay interest on the purchase price at a rate of 10% per annum from the closing date. In addition, our Certificate provides that Nextel WIP may change its election and pay in cash rather than shares at any time, and must pay in cash rather than shares no later than the 180th day following the closing date if it does not deliver shares meeting the requirements set forth in our Certificate by such date.
     At the time you vote on whether to exercise the put right, you will not know whether Nextel WIP will seek to or be able to deliver shares meeting the requirements set forth in our Certificate in payment of the purchase price under the put right. As a result of the provisions we describe above, however, stockholders could be required to wait a substantial period of time following the closing date to receive payment for their shares of Class A common stock, though they will receive interest if the payment is delayed for more than 60 days following the closing date.
     We urge you to attend the special meeting to vote on this important matter. In any event, whether or not you are able to attend in person, it is important that your shares be represented at the special meeting. To ensure your participation, regardless of whether you plan to attend, please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.
     We look forward to seeing you on [●].

Sincerely,

John Chapple
President, Chief Executive Officer and
Chairman of the Board of Directors
This proxy statement is dated [●], 2005, and we are mailing it to stockholders beginning on or about [●], 2005.

NEXTEL PARTNERS, INC.
NOTICE OF SPECIAL MEETING OF HOLDERS OF CLASS A COMMON STOCK
To be Held on [●], 2005, [●] a.m. Local Time
TO THE HOLDERS OF CLASS A COMMON STOCK:
     We hereby give you notice that a Special Meeting of holders of Class A Common Stock of Nextel Partners, Inc., a Delaware corporation, will be held on [●], 2005 at [●] a.m., local time, at [●] for the following purposes:
1.	To vote on whether to exercise the Put Right, as defined in our Restated Certificate of Incorporation.

2.	In the event that the requisite majority of Class A common stock does not vote to exercise the Put Right at this time, to vote on whether to adjourn the special meeting until a date no later than [●], in which case holders of Class A common stock would vote at that later date on whether to exercise the Put Right.

3.	To transact such other business as may properly come before the special meeting or any adjournment or adjournments thereof.
     We describe the foregoing items of business more fully in the proxy statement accompanying this notice.
     Our board of directors has fixed the close of business on [●], 2005 as the record date. Accordingly, only holders of record of Class A common stock at the close of business on [●], 2005 are entitled to notice of and to vote at the meeting and any adjournment thereof.
     We cordially invite all holders of Class A common stock to attend the meeting in person. However, to ensure your representation at the meeting, we urge you to submit your proxy. You may do so by mail, over the Internet or by telephone, by following the instructions on the proxy card. Any holder of Class A common stock attending the meeting may vote in person even if the stockholder has previously submitted a proxy.

By Order of the Board of Directors

John Chapple
President, Chief Executive Officer and
Chairman of the Board of Directors

4500 Carillon Point
Kirkland, Washington 98033
425-576-3600
[●], 2005

-i-

Appendix A	Article V of Nextel Partner’s Restated Certificate of Incorporation

Appendix B	Definition of “Nextel Sale” (Section 4.01(h) of Amended and Restated Shareholders’ Agreement)

-ii-

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS
     The following questions and answers address briefly some of the questions that you may have regarding the proposals on which you will be voting. These questions and answers may not address all questions that may be important to you as a holder of Class A common stock. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents to which we refer in this proxy statement.

Q:	What matters will I be voting on at the special meeting?

A:	You will be voting on two proposals:
•	Proposal One is whether to exercise the put right (which we refer to as the “Put Right”) provided by our restated certificate of incorporation (which we refer to as our “Certificate”). If Proposal One passes, Nextel WIP, a wholly owned subsidiary of Nextel Communications, will be required to purchase all of our outstanding shares of Class A common stock at fair market value determined in accordance with our Certificate;

•	If Proposal One fails to pass, Proposal Two is whether to adjourn the special meeting until a date no later than [●], in which case the Class A stockholders would vote at that later date on whether to exercise the Put Right. If Proposal One is approved and the Put Right is exercised, there will be no need to adjourn the meeting and, therefore, we will not consider the vote on Proposal Two. However, at the time you vote, you will not know whether Proposal One will pass or fail. Therefore, if you wish to preserve your right to vote on whether to exercise the Put Right at a later date in the event that Proposal One does not pass, you should vote in favor of Proposal Two.

If you vote in favor of both Proposal One and Proposal Two, you will be voting to exercise the Put Right and preserving your right to exercise the Put Right at a later date if Proposal One fails to pass. If both Proposals pass, we will hold the special meeting as scheduled and there will be no second shareholders’ meeting to vote on whether to exercise the Put Right. However, if you wish to preserve your ability to vote on the Put Right, it is important to vote in favor of both Proposals because, if holders of Class A common stock do not exercise the Put Right at the special meeting, stockholders will lose the Put Right if they do not approve Proposal Two and the adjournment of the meeting.

In order to avoid the possible expiration of the Put Right, the special committee recommends that you vote in favor of Proposal Two regardless of whether you vote in favor of or against Proposal One.

Q:	What does the Special Committee recommend?

A:	The special committee of the board of directors unanimously recommends that you vote in FAVOR of both Proposal One and Proposal Two. See “Proposal One –Exercise of the Put Right – Recommendation of the Special Committee of Our Board of Directors.”

Q:	When and where will you hold the special meeting?

A:	We will hold the special meeting on [●], 2005, at [●], at [●] a.m., local time.

Q:	If the Put Right is exercised, what will I receive for my Class A common stock?

A:	Price Per Share. If the Put Right is exercised, holders of Class A common stock will receive an amount equal to the fair market value price determined under the appraisal proceeding set forth in our Certificate. However, at the time you vote on whether to exercise the Put Right, you will not know the price Nextel WIP will pay for the shares of Class A common stock in the put transaction.

The definition of fair market value in our Certificate sets forth various factors for the appraisers to consider. The procedures for determining fair market value are complicated and are subject to various interpretations. It is not possible to predict how the different appraisers will interpret these provisions, what their positive or negative impact on valuation will be or what weight the appraisers will give to various factors. As a result, the process may result in widely differing appraisal values from each of the appraisers.

Form of Consideration. Our Certificate permits this price to be paid in cash or, subject to meeting specified requirements, in shares of “listed Nextel common stock,” at Nextel WIP’s option. We do not know whether Nextel WIP will seek to or be able to deliver shares meeting the requirements set forth in our Certificate in satisfaction of the put right obligation.

If Nextel WIP elects to, and is able to, use shares of common stock to satisfy its Put Right obligation, these shares will be valued based on the average closing price of such shares for the ten trading days immediately preceding the date of delivery to holders of Class A common stock.

Q.	When will the price for the shares of Class A common stock be set?

A:	Once the Put Right is exercised, the maximum amount of time allotted by our Certificate for the determination of fair market value by the appraisers, assuming a third appraiser is necessary, is 110 days. If either Nextel WIP or the holders of our Class A common stock elect to trigger a subsequent challenge process, they must do so within 20 days of the determination of fair market value by the three appraisers.

The standard in our Certificate for any such challenge requires the challenging party to show that the final appraisal was grossly incorrect or fraudulently obtained. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith.

At the time of the special meeting, as described in the preceding two paragraphs, you will not know whether the challenge process will be triggered and therefore you will not know how long after the special meeting it will be before the purchase price is set. There could be a substantial period of time after the special meeting before the price is set.

Q:	If I don’t like the price set by the appraisal process, can I opt out of the Put?

A:	No. You should understand that if a majority of holders of Class A common stock vote to exercise the put right, the appraisal process and the purchase and sale of all shares of Class A common stock by Nextel WIP under our Certificate cannot be reversed or stopped. All holders will be required to sell their shares at the price determined in the appraisal process even if you did not vote in favor of exercising the Put Right and even if the appraisal process were to result in a price that you do not believe reflects the value of your shares.

Q:	If the Put Right is exercised, what will I receive for my stock options and other equity awards?

A:	Upon completion of a cash purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the Put Right, each stock option will be converted into the right to receive upon such completion an amount in cash per share of Class A common stock subject to the option equal to the excess, if any, of the price determined as fair market value over the per share exercise price of the option. In addition, upon completion of a cash purchase of the shares of Class A common stock pursuant to the exercise of the Put Right, each share of restricted Class A common stock will be converted into the right to receive upon completion of the purchase an amount in cash equal to the purchase price per share of Class A common stock. If Nextel WIP elects to and is able to use common stock to satisfy the Put, then each stock option will be converted, upon such completion, into an option to purchase such common stock, with the number of shares of common stock subject to the option and the exercise price of the option equitably adjusted to reflect the relative trading values of the Class A common stock and the common stock used to satisfy the Put Right, and each restricted share of Class A common stock will be converted into a number of shares of such common stock based on the relative trading values of Class A common stock and such common stock.

Q:	If the Put Right is exercised, when would the purchase of my Class A common stock be completed?

A:	If the Put Right is exercised, there could be a substantial period of time before you receive payment for your shares of Class A common stock.

If holders of Class A common stock exercise the Put Right, under our Certificate, the closing date for Nextel WIP’s purchase of shares of Class A common stock will be the later to occur of:

•	five business days after the necessary regulatory approvals have been received, and

•	the determination of fair market value.

We cannot predict when Nextel Communications and Sprint will obtain the necessary regulatory approvals. As discussed under “When will the price for the shares of Class A common stock be set?” there could be a substantial period of time after the special meeting before the determination of fair market value is final.

Our Certificate also provides that Nextel WIP may elect, subject to meeting certain requirements, to deliver shares of “listed Nextel common stock” in payment of the purchase price at any time until 180 days after the closing date. If Nextel WIP fails to pay for the Class A common stock within 60 days after the closing date, it will be required to pay interest on the purchase price at a rate of 10% per annum from the closing date.

In addition, our Certificate provides that Nextel WIP may change its election and pay in cash rather than shares at any time, and must pay in cash rather than shares no later than the 180th day following the closing date if it does not deliver shares meeting the requirements set forth in our Certificate by such date. We do not know whether Nextel WIP will seek to or be able to deliver shares meeting the requirements set forth in our Certificate in satisfaction of the put right obligation.

Q:	Will I have appraisal rights if I dissent from the exercise of the Put Right?

A:	No. Under Delaware law, holders of Class A common stock are not entitled to appraisal rights in connection with the exercise of the Put Right. For a discussion of when holders of Class A common stock may challenge the determination of fair market value in accordance with our Certificate, see the next question and answer.

Q:	When can Nextel WIP or holders of Class A common stock challenge the determination of fair market value?

A:	Our Certificate provides that within 20 days after determination of fair market value by the three appraisers, Nextel WIP or any holder of Class A common stock may challenge the determination. However, the party bringing the challenge will be required to demonstrate that the fair market value determined under the appraisal process was grossly incorrect or fraudulently obtained, and what the correct fair market value should be. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith. Our Certificate contains procedures governing the tribunal that will resolve any challenge and determine fair market value.

In the event of a challenge by Nextel WIP, any revised price set by the tribunal cannot be less than the “challenge floor price” as defined in our Certificate, which is generally defined as a price that would produce a 10% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital. In the event of a challenge by a holder of Class A common stock, any revised price set by the tribunal cannot be more than the “challenge ceiling price” as defined in our Certificate, which is generally defined as a price that would produce a 30% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital. See “Proposal One — Exercise of the Put Right — The Put Right — Challenge Process” for information with respect to the calculation of the challenge ceiling price and the challenge floor price as of December 31, 2005.

On July 29, 2005, the closing price of a share of our Class A common stock was $24.90 per share, a value significantly above the range we estimate for the challenge ceiling price calculated as of December 31, 2005. If fair market value as determined pursuant to our Certificate were to equal or exceed the challenge ceiling price, then a holder of Class A common stock would not have an effective ability to challenge the determination of fair market value pursuant to the appraisal process given that the tribunal, in the event of such a challenge, would not be able to set a price in excess of the appraised fair market value. Alternatively, if Nextel WIP were to challenge the appraised price, the tribunal could not set a price at less than the challenge floor price, our estimate of which is significantly below the July 29, 2005 closing price of the Class A common stock. In the event of a challenge by Nextel WIP, the challenge ceiling price is not relevant.

The estimates of the challenge ceiling price and the challenge floor price set forth under “Proposal One — Exercise of the Put Right — The Put Right — Challenge Process,” are calculated as of December 31, 2005. Each of the challenge ceiling price and the challenge floor price will accrete after that date in accordance with the formula set forth in our Certificate.

Q:	Will I be taxed on the consideration that I receive from the exercise of the Put Right?

A:	In general, the sale of your Class A common stock to Nextel WIP for cash will be a taxable transaction to you. A sale of Class A common stock to Sprint or Nextel Communications for shares could be taxable or could, in the case of the use of shares of Nextel Communications stock, be tax free depending upon the structure. See “Proposal One — Exercise of the Put Right — Material U.S. Federal Income Tax Consequences.”

Q:	Who may vote at the special meeting?

A:	Only holders of Class A common stock of record at the close of business on [●], 2005 may vote at the special meeting.

Q:	What is the required vote to approve each of the proposals?

A:	The affirmative vote of the holders of a majority of the Class A common stock represented in person or by proxy at the special meeting is required to approve each of Proposal One and Proposal Two.

Q:	What happens if Proposal One is approved?

A:	If Proposal One is approved, the Put Right will be exercised, and we will not consider the vote on Proposal Two (that is, no adjournment of the special meeting will take place). We will consider the vote on Proposal Two only if holders of Class A common stock do not approve Proposal One.

Q:	What happens if Proposal One is not approved?

A:	If Proposal One is not approved, we will consider the vote on Proposal Two (i.e., on whether to adjourn the special meeting until a date no later than [●]) and, in that case, if Proposal Two is approved, we will reconvene the special meeting at a later date to take another vote on whether to exercise the Put Right at that time.

If you vote in favor of Proposal Two, you will also be granting a proxy to fix the date of adjournment of the special meeting (which will in no event be later than [●]) in the event Proposal One is not approved.

Q:	How should I vote if I do not want the Put Right to be extinguished?

A:	You should vote in favor of Proposal Two regardless of whether you vote in favor of or against Proposal One. If neither proposal is approved, then the Put Right resulting from the Sprint-Nextel Communications merger will expire, and holders of Class A common stock will no longer have the right under our Certificate to cause Nextel WIP to purchase the Class A common stock as a result of that merger.

In order to avoid this possible expiration of the Put Right, the special committee recommends that you vote in favor of Proposal Two regardless of whether you vote in favor of or against Proposal One.

Q:	What do I need to do now?

A:	After carefully reviewing this proxy statement and the attached appendices, you should indicate on your proxy card(s) how you want to vote on Proposal One and Proposal Two. Then sign, date and mail your proxy card(s) in the enclosed postage prepaid return envelope as soon as possible, so that your shares are represented at the special meeting. You may also vote by using the toll-free number or visiting the website listed on the proxy card.

If you sign, date and send in your proxy card, but do not indicate how you want to vote on Proposal One and/or Proposal Two, your proxy card will be voted FOR each of the proposal(s) for which you did not indicate a vote.

Q:	May I change my vote?

A:	Yes. If you are a holder of record, there are three ways you can change your proxy instructions after you have submitted your proxy card:
•	you may send a written notice to the person to whom you submitted your earlier proxy indicating that you are revoking your earlier proxy;

•	you may complete and submit a new proxy card (the latest dated and signed proxy actually received by Nextel Partners before the special meeting will be counted, and any earlier proxies will be considered revoked); or
•	you may attend the special meeting and vote in person; however, simply attending the meeting without voting will not revoke your prior proxy.

If your shares are held for you by a bank, broker or other nominee holder and you have instructed your bank, broker or other nominee how to vote your shares, you must follow the directions you receive from your broker or nominee in order to change or revoke your earlier vote.

Q:	Should I send in my stock certificates now?

A:	No. If holders of Class A common stock vote to exercise the Put Right, the paying agent will send you written instructions for returning your Nextel Partners stock certificates and/or receiving the purchase price per share of Class A common stock at the appropriate time.

Q:	Where can I find more information?

A:	In addition to the information we provide in this proxy statement, you may obtain more information from various sources, as described under “Where You Can Find More Information” beginning on page 63.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the proposals after reading this proxy statement, you should contact our Investor Relations Department at [●], or [●], our proxy solicitor, at [●].

SUMMARY
     The following summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. In addition to this summary, we urge you to read carefully this entire document, including its appendices, and the other documents to which this document refers you. See “Where You Can Find More Information” beginning on page 63. As used in this proxy statement, “Nextel Partners,” “we,” “us” and “our” refer to Nextel Partners, Inc. We have taken all information in this proxy statement relating to Nextel Communications, Inc. (“Nextel Communications”), Nextel WIP Corp., a wholly owned subsidiary of Nextel Communications (“Nextel WIP”), Sprint Corporation (“Sprint”) or the Sprint-Nextel Communications merger transaction from filings those companies have made with the Securities and Exchange Commission (the “SEC”). We disclaim any responsibility for such information.
The Companies
     For information regarding recent developments and disputes between us and Nextel Communications and Nextel WIP arising in connection with the Sprint — Nextel Communications merger, see “Proposal One — Exercise of the Put Right — Background.”
     Nextel Partners, Inc.
     We provide fully integrated, wireless digital communications services using the Nextel® brand name in mid-sized and rural areas throughout the United States. We offer four distinct wireless services in a single wireless handset. These services include International and Nationwide Direct ConnectSM, digital cellular voice, short messaging and cellular Internet access, which provides users with wireless access to the Internet and an organization’s internal databases as well as other applications, including e-mail. We hold licenses for wireless frequencies in markets where approximately 54 million people live and work. We have constructed and operate a digital mobile network compatible with the digital mobile network constructed and operated by Nextel Communications (the “Nextel Digital Wireless Network”) in targeted portions of these areas, including 13 of the top 100 metropolitan statistical areas and 56 of the top 200 metropolitan statistical areas in the United States ranked by population. Our combined Nextel Digital Wireless Network constitutes one of the largest fully integrated digital wireless communications systems in the United States, currently covering 297 of the top 300 metropolitan statistical areas in the United States. As of March 31, 2005, our portion of the Nextel Digital Wireless Network covered approximately 41 million people and we had approximately 1,701,800 digital handsets in service in our markets.
     Our relationship with Nextel Communications was created to accelerate the build-out and expand the reach of the Nextel Digital Wireless Network. In January 1999, we entered into a joint venture agreement with Nextel WIP, pursuant to which Nextel Communications, through Nextel WIP, contributed to us cash and licenses for wireless frequencies and granted us the exclusive right to use the Nextel brand name in exchange for ownership in us and our commitment to build out our compatible digital wireless network in selected areas and corridors, in most cases adjacent to operating Nextel Communications markets. As of June 30, 2005, Nextel WIP owned approximately 31.4% of our outstanding common stock and was our largest stockholder. By the end of 2002, we had successfully built all of the areas we were initially required to build under our 1999 agreement with Nextel Communications. Since 1999 we have exercised options to expand our network into additional areas. By June 2003, we had completed the construction of all of these additional markets. Through our affiliation with Nextel Communications, our customers have seamless nationwide coverage on the entire Nextel Digital Wireless Network.

     We were incorporated in the State of Delaware in July 1998. Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600, and we maintain a website at www.nextelpartners.com.
     Nextel Communications, Inc.
     Nextel Communications is a leading provider of wireless communications services in the United States. Nextel Communications provides a comprehensive suite of advanced wireless services, including digital wireless mobile telephone service, walkie-talkie features, including Nextel Nationwide Direct Connect and Nextel International Direct Connect, and wireless data transmission services. At March 31, 2005, Nextel Communications provided service to about 17.0 million subscribers, which consisted of 15.5 million subscribers of Nextel-branded service and 1.5 million subscribers of Boost Mobile™-branded pre-paid service. Nextel Communications’ all-digital packet data network is based on integrated Digital Enhanced Network, or iDEN®, wireless technology developed with Motorola, Inc. Nextel Communications, together with Nextel Partners, currently uses the iDEN technology to serve 297 of the 300 largest United States metropolitan areas where about 262 million people live or work. For the year ended December 31, 2004, Nextel Communications had revenues of approximately $13.4 billion and net income of $3 billion. For the three months ended March 31, 2005, Nextel Communications had revenues of approximately $3.6 billion and net income of approximately $595 million.
     Nextel Communications was incorporated in the State of Delaware. Its principal executive offices are 2001 Edmund Halley Drive, Reston, Virginia 20191. Its telephone number is (703) 433-4000, and it maintains a website at www.nextel.com.
     Nextel WIP Corp.
     Nextel WIP is a wholly owned subsidiary of Nextel Communications. It is the direct owner of Nextel Communications’ approximately 31% equity interest in Nextel Partners and is the entity that will be obligated to purchase our outstanding Class A common stock if the holders of Class A common stock exercise the Put Right. However, pursuant to the terms of a preexisting agreement, Nextel Communications has agreed that if Nextel WIP is required to acquire the Class A common stock, Nextel Communications will, or will cause Nextel WIP to, perform that obligation. See “Certain Relationships and Related Transactions — Nextel Communications Operating Agreements — Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications.”
     Nextel WIP was incorporated in the State of Delaware. Its principal executive offices and its telephone number are the same as Nextel Communications.
Proposal One: Exercise of the Put Right
     The Put Right
     Pursuant to our Certificate, upon the occurrence of certain specified triggering events, including a “sale” of Nextel Communications, holders of Class A common stock have a Put Right which requires Nextel WIP to purchase all (but not less than all) of the shares of Class A common stock outstanding at fair market value, as defined in our Certificate. A “sale” of Nextel Communications is defined generally to include a change of control of that company.
     The completion of the merger of Nextel Communications with a subsidiary of Sprint on ___, 2005, constitutes a “sale” of Nextel Communications within the meaning set forth in our governing documents. Accordingly, pursuant to our Certificate, holders of Class A common stock have a right to vote on whether to exercise the Put Right.
     Analysis of Nextel Partners’ Financial Advisor
     Morgan Stanley & Co. Incorporated, which is referred to in this document as Morgan Stanley, has acted as financial advisor to our special committee, including in connection with our special committee’s consideration of whether or not to recommend that the holders of Class A common stock vote to exercise the Put Right at the special meeting. We have also retained Morgan Stanley to provide an appraisal of the fair market value of Nextel Partners in the event that the Put Right is exercised. Morgan Stanley made three presentations to the special committee of our board of directors, during which, among other things, Morgan Stanley reviewed with our special committee the fair market value definition contained in Section 5.7 of our Certificate, the process by which the Put Right could be exercised, and the status of the Sprint-Nextel Communications merger. These presentations are further described under “Proposal One — Exercise of the Put Right — Analysis of Financial Advisor” beginning on page 45.
     The factors and analyses presented by Morgan Stanley and described herein do not constitute a recommendation to any shareholder as to how they should vote or act on any matter relating to the exercise of the Put Right.
     In making its recommendation that holders of Class A common stock vote to exercise the Put Right at the special meeting, the special committee considered, among other factors, the report of Morgan Stanley described herein. However, the special committee was aware that, if the Put Right is exercised, the amount the appraisers may ultimately determine for fair market value may differ from the precedent transactions set forth in such report and that the appraisers may rely on analyses different from those described in such report. See “Proposal One — Exercise of the Put Right — Recommendation of the Special Committee of our Board of Directors” beginning on page 42.
     Interests of Nextel Partners’ Executive Officers and Directors
     When the special committee of our board of directors, comprised of our directors who are unaffiliated with Nextel Communications, considered whether to recommend that holders of Class A common stock exercise the Put Right, the special committee was aware that certain of our officers and directors have interests and arrangements that may be different from, or in addition to, your interests as a holder of Class A common stock. These interests include, based on certain assumptions set forth in “Proposal One — Exercise of the Put Right — Certain Interests of our Officers and Directors” beginning on page 50:

•	the acceleration of an aggregate of approximately [ ] options to purchase shares of Class A common stock and the acceleration of an aggregate of approximately [ ] restricted shares of Class A common stock held by our executive officers and directors upon completion of the merger between Sprint and Nextel Communications and Nextel WIP’s purchase of all outstanding shares of Class A common stock, and

•	the payment of an aggregate of approximately [ ] in retention bonuses to our executive officers under the retention and severance plan following completion of Nextel WIP’s purchase of all outstanding shares of Class A common stock and at or prior to the six month anniversary of such purchase.

     In addition, our executive officers and directors will receive proceeds from the sale of Class A common stock pursuant to the exercise of the Put Right. While the amount of such proceeds will depend on the purchase price set pursuant to the appraisal process, if all shares held by our executive officers and directors as of ___, 2005 were sold at the closing market price on that date, the aggregate proceeds would be approximately $___. See “Proposal One — Exercise of the Put Right — Certain Interests of our Officers and Directors” beginning on page 50.
     Material United States Federal Income Tax Consequences
     The sale of your Class A common stock for cash pursuant to the exercise of the Put Right will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss from the sale in an amount determined by the difference between the cash you receive and your tax basis in your Class A common stock. The sale of Class A common stock to Sprint or Nextel Communications for shares, in the event Nextel WIP seeks to and is able to use shares for such purpose, could be taxable or could, in the case of the use of shares of Nextel Communications stock, be tax free depending upon the structure. In general, if Nextel Communications and Nextel WIP are taxable as corporations for U.S. tax purposes and Sprint owns directly all of Nextel Communications which owns directly all of Nextel WIP which then owns the shares of Nextel Partners held before exercise of the Put Right, the use of Nextel Communications stock to acquire your shares (assuming your shares are transferred to Nextel WIP) should be tax free. You should consult your own tax advisor in order to understand fully how the exercise of the Put Right will affect you and to understand the tax treatment of any employee stock awards.
     Regulatory Matters
     If holders of Class A common stock exercise the Put Right, Nextel WIP is not required to close until the later of five business days after the receipt of the necessary regulatory approvals and the determination of fair market value.
     As a precondition to the purchase by Nextel Communications of the outstanding Class A common stock, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), requires that we and Sprint, as the parent of Nextel Communications, observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar day waiting period following the necessary filings by the parties to the transaction, unless terminated earlier by the Department of Justice (the “DOJ”) and the Federal Trade Commission (“FTC”). If during this initial waiting period either the DOJ or the FTC makes a request for additional information and documentary materials, the mandatory waiting period will not expire until 30 days after the parties certify substantial compliance with such request.
     We and Sprint must also obtain approvals from the FCC. Specifically, we and Sprint will be required to file applications with the FCC seeking approval of the transfer of control to Sprint of the FCC licenses and authorizations held by us. In addition, we must make or obtain certain reports, filings, registrations, consents, approvals, permits, authorizations and notices with or to state or possibly foreign governmental entities regulating competition and telecommunications activity.
     The FTC, the DOJ, the Federal Communications Commission (the “FCC”) or others could take action under the antitrust laws or other regulations with respect to the purchase, including seeking to enjoin the completion of the purchase or seeking the divestiture by Sprint or Nextel Communications of all or part of our shares or assets, or of other businesses conducted by Sprint or Nextel Communications or us or our respective affiliates, or seeking to subject Sprint or Nextel Communications or us, or our respective affiliates, to operating conditions before or after the stock purchase is completed. We cannot assure you that an antitrust or other regulatory challenge to the purchase of shares of Class A common stock will not be made and, if such a challenge is made, we cannot predict the result.
     Our Certificate requires us and any holder of Class A common stock the purchase of whose shares is subject to prior regulatory approval to use their reasonable best efforts to obtain those approvals.
Proposal Two: Adjournment of the Special Meeting
     Holders of Class A common stock are also being asked to vote on whether, if Proposal One is not approved, to adjourn the special meeting until a date no later than [●], as permitted by the Certificate. If Proposal One is approved by holders of Class A common stock, we will not consider the vote on Proposal Two and there will be no adjournment of the special meeting. We will consider the vote on adjournment of the special meeting only if Proposal One is not approved.
     If you vote in favor of Proposal Two, you will also be granting a proxy to permit the named proxies to set the date for the adjourned meeting (which will in no event be later than [●]) in the event Proposal One is not approved.
Required Vote
     Approval of each of Proposal One and Proposal Two requires the affirmative vote of the holders of a majority of the Class A common stock represented in person or by proxy at the special meeting.
Recommendation of the Special Committee
     A special committee comprised of our directors who are unaffiliated with Nextel Communications unanimously recommends that you vote in FAVOR of exercising the Put Right at this time. The special committee also recommends that you vote in FAVOR of adjournment of the special meeting so that, in the event the requisite majority of Class A common stock does not vote to exercise the Put Right at this time, stockholders will be able to consider exercising the Put Right at a later date.
     These recommendations are based on the special committee’s current beliefs and expectations about future events that are subject to a number of risks, many of which are beyond our control. For this reason, we urge you to read the entire proxy statement, including the section entitled “Risk Factors Relating to the Put Transaction” that starts on page 18, before deciding on your vote.

Timeline for the Appraisal Process
     The following chart sets forth the maximum amount of time that our Certificate provides for completion of each of the key steps in the appraisal process, assuming that holders of Class A common stock vote to exercise the Put Right at the special meeting:

Certificate Provides that Step Must
Step in Appraisal Process:	be Completed by Following Date:
Nextel Partners gives notice that holders of Class A common stock have voted to exercise Put Right	Day 1

Each of Nextel Partners and Nextel WIP selects an appraiser	Day 1 plus 20 days

Each of the two appraisers determines its preliminary view of fair market value and consults with the other with respect to its preliminary valuation	Day 1 plus 50 days

Each of the two appraisers renders to the holders of Class A common stock its written report on fair market value	Day 1 plus 65 days

If required, first appraiser and second appraiser designate the third appraiser	Day 1 plus 80 days

Third appraiser makes a determination of fair market value	Day 1 plus 110 days

Deadline for initiation of challenge process	20 days after determination of fair market value by third appraiser

Challenge Process	If applicable, follows completion of other steps.
     The standard in our Certificate for any such challenge requires the challenging party to show that the final appraisal was grossly incorrect or fraudulently obtained. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith.
     If holders of shares of Class A common stock vote to adjourn the special meeting until a date no later than [●], as permitted by the Certificate, and thereafter vote to exercise the Put Right at the reconvened meeting, the date of that later reconvened special meeting will be “Day 1” for purposes of the chart above and all other dates in the chart above will run from that later date.

     At the time of the special meeting, you will not know whether the challenge process will be triggered and therefore you will not know how long after the special meeting it will be before the purchase price is set. There could be a substantial period of time after the special meeting before the price is set.

SELECTED HISTORICAL FINANCIAL DATA
     The following selected consolidated financial data should be read together with the consolidated financial statements and related notes and “Management Discussion and Analysis of the Financial Condition and Results of Operations” incorporated by reference. The selected consolidated statements of operations data shown below for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 and the balance sheet data as of December 31, 2004, 2003, 2002, 2001 and 2000 are derived from our audited consolidated financial statements that are incorporated by reference. The financial data for the three months ended March 31, 2005 and 2004 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements reflect, in our opinion of management, all adjustments necessary for the fair presentation of the financial condition and the results of operations for such periods. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2005.

	Three Months Ended
	March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share amounts)
Consolidated Statements of Operations Data:
Operating revenues:
Service revenues (1)	$378,858	$287,262	$1,291,352	$964,386	$646,169	$363,573	$130,125
Equipment revenues (1)	25,226	20,870	77,075	54,658	24,519	13,791	5,745

Total revenues	404,084	308,132	1,368,427	1,019,044	670,688	377,364	135,870

Operating expenses:
Cost of service revenues (excludes depreciation of $32,499, $29,696, $121,644, $109,572, $85,750, $62,899 and $35,148, respectively)	98,626	84,462	361,059	322,475	271,420	196,002	86,551
Cost of equipment revenues (1)	44,798	37,307	143,848	114,868	87,130	59,202	26,685
Selling, general and administrative	138,172	113,422	492,335	402,300	313,668	210,310	117,975
Stock-based compensation (primarily selling, general and administrative related)	127	217	755	1,092	12,670	30,956	70,144
Depreciation and amortization (2)	40,753	36,569	149,708	135,417	101,185	76,491	38,272

Total operating expenses	322,476	271,977	1,147,705	976,152	786,073	572,961	339,627

Income from operations	81,608	36,155	220,722	42,892	(115,385)	(195,597)	(203,757)

Other income (expense):
Interest expense, net (3)	(25,867)	(30,952)	(106,500)	(152,294)	(164,583)	(126,096)	(102,619)
Interest income	2,643	677	2,891	2,811	7,091	32,473	63,132
Gain (Loss) on early retirement of debt	—	(1,558)	(54,971)	(95,093)	4,427	—	(23,485)

Total other income (expense)	(23,224)	(31,833)	(158,580)	(244,576)	(153,065)	(93,623)	(62,972)

Income (Loss) before deferred income tax provision and cumulative effect of change in accounting principle	58,384	4,322	62,142	(201,684)	(268,450)	(289,220)	(266,729)
Deferred income tax provision	(1,852)	(799)	(8,396)	(7,811)	(18,188)	—	—

Income (Loss) before cumulative effect of change in accounting principle	56,532	3,523	53,746	(209,495)	(286,638)	(289,220)	(266,729)
Cumulative effect of change in accounting principle	—	—	—	—	—	(1,787)	—

Net Income (Loss)	56,532	3,523	53,746	(209,495)	(286,638)	(291,007)	(266,729)
Mandatorily redeemable preferred stock dividends (3)	—	—	—	(2,141)	(3,950)	(3,504)	(5,667)

Net Income (Loss) attributable to common stockholders	$56,532	$3,523	$53,746	($211,636)	($290,588)	($294,511)	($272,396)

Net Income (Loss) per share attributable to common stockholders
Basic	$0.21	$0.01	$0.20	($0.84)	($1.19)	($1.21)	($1.34)

Diluted	$0.19	$0.01	$0.19	($0.84)	($1.19)	($1.21)	($1.34)

Weighted average number of shares outstanding
Basic	267,091	262,399	263,671	252,440	244,933	242,472	203,783

Diluted	308,335	271,086	304,985	252,440	244,933	242,472	203,783

	As of
	March 31,	As of December 31,
	2005	2004	2003	2002	2001	2000
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents, and short-term investments	$333,779	$264,579	$268,811	$195,029	$557,285	$928,346
Property, plant and equipment, net	1,058,886	1,042,718	1,025,096	1,000,076	845,934	532,702
FCC operating licenses, net	375,490	375,470	371,898	348,440	283,728	245,295
Total assets	2,060,128	1,975,699	1,889,310	1,735,925	1,821,721	1,793,084
Current liabilities	208,359	205,659	185,425	161,567	127,972	120,423
Long-term debt	1,631,845	1,632,518	1,653,539	1,424,600	1,327,829	1,067,684
Series B redeemable preferred stock (3)	—	—	—	34,971	31,021	27,517
Total stockholders’ equity (deficit)	131,290	51,315	(27,205)	66,907	314,186	568,172
Total liabilities and stockholders’ equity (deficit)	$2,060,128	$1,975,699	$1,889,310	$1,735,925	$1,821,721	$1,793,084

	Three Months Ended
	March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands)
Consolidated Statements of Cash Flows Data:
Net cash from operating activities	$117,214	$37,808	$202,466	$87,154	$(116,469)	$(153,894)	$(116,028)
Net cash from investing activities	$(37,281)	$(24,135)	$(131,620)	$(214,504)	$(201,648)	$(260,249)	$(514,003)
Net cash from financing activities	$21,153	$(10,501)	$(45,982)	$182,448	$81,280	$224,950	$969,310

	Three Months Ended March 31,				Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Book value per share	$0.49	$(0.02)	$0.19	$(0.10)	$0.27	$1.28	$2.33
Ratio of earnings to fixed charges (4)	2.7x	1.1x	1.4x	—	—	—	—

(1)	Effective July 1, 2003, we adopted Emerging Issues Task Force (“EITF”), Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables,” and elected to apply the provisions prospectively to our existing customer arrangements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations –Critical Accounting Policies” in our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference for a more detailed description of the impact of our adoption of this policy.

(2)	Effective January 2002, we no longer amortize the cost of FCC licenses as a result of implementing Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Critical Accounting Policies” and Note 1 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated by reference under the caption “FCC Licenses” for a more detailed description of the impact and adoption of SFAS No. 142.

(3)	In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within the scope of the statement as a liability (or an asset in some circumstances) because that financial instrument embodies an obligation of the issuer. This statement was effective for all freestanding financial instruments entered into or modified after May 31, 2003; otherwise it was effective at the beginning of the first interim period beginning after

June 15, 2003. We identified that our Series B mandatorily redeemable preferred stock was within the scope of this statement and reclassified it to long-term debt and began recording the Series B mandatorily redeemable preferred stock dividends as interest expense beginning July 1, 2003. We redeemed all of our outstanding Series B mandatorily redeemable preferred stock on November 21, 2003 and currently have no other preferred stock outstanding.

(4)	Earnings (loss) represent earnings (loss) before deferred income tax provisions and cumulative effect of change in accounting principle and fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest), amortization of deferred financing costs and the estimated portion of rental expense that is representative of the interest factor. For the years ended December 31, 2003, 2002, 2001 and 2000, earnings were insufficient to cover charges by $203,390, $271,683, $301,768, $282,441, respectively. The difference between the deficiencies disclosed above and the net loss before deferred income tax provision and cumulative effect of change in accounting principle for the years ended December 31, 2003, 2002, 2001, and 2000 represents interest capitalized by us.

COMPARATIVE PER SHARE MARKET PRICE DATA
     The table below sets forth, for the calendar quarters indicated, the high and low intraday sales prices per share, rounded to the nearest cent, as reported on the Nasdaq National Market System for our Class A common stock. Our Class A common stock is listed on the Nasdaq National Market under the symbol “NXTP.”

	Nextel Partners
	Class A Common Stock
	High	Low
2005
Third Quarter (through July 29, 2005)	$25.73	$23.76
Second Quarter	26.81	21.76
First Quarter	21.99	19.08
2004
Fourth Quarter	20.32	15.82
Third Quarter	17.50	13.70
Second Quarter	16.80	12.47
First Quarter	15.20	11.65
2003
Fourth Quarter	13.50	7.86
Third Quarter	9.85	7.07
Second Quarter	8.00	4.49
First Quarter	7.61	3.90
     On __________, 2005, the day the Sprint and Nextel Communications merger closed, the closing price of our Class A common stock was $       per share. On __________, 2005, the last day prior to the printing of this proxy statement, the closing price of our Class A common stock was $       per share.
     We have never paid cash dividends on any of our capital stock, including our Class A common stock. We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying any cash dividends on our Class A common stock in the foreseeable future. In addition, our credit facility prohibits us from paying dividends without our lender’s consent. Furthermore, the indentures pursuant to which our senior notes and senior discount notes were issued each prohibits us from declaring a cash dividend unless, after giving effect to such dividend, we would not be in default under those indentures, we remained in compliance with certain financial ratios and the amount of the dividend did not exceed the limits set forth in the indentures.

RECENT DEVELOPMENTS
     For information regarding recent developments and disputes between us and Nextel Communications and Nextel WIP arising in connection with the Sprint–Nextel Communications merger, see “Proposal One — Exercise of the Put Right — Background.”
     For information regarding our results of operations for the six months ended June 30, 2005, see our Current Report on Form 8-K, dated July 28, 2005. See “Where You Can Find More Information” beginning on page 63.

RISK FACTORS RELATING TO THE PUT TRANSACTION
     In determining whether to vote to exercise the Put Right, holders of Class A common stock should consider the risk factors that we describe in this section. We describe risks relating to the business of our company generally in the documents that we have filed with the SEC that are incorporated by reference into this proxy statement.
     The list below sets forth the particular document and section of the document containing the current risk factor disclosure for each risk factor that Nextel Partners is incorporating into this proxy statement by reference.
     Nextel Partners Annual Report
     The following risk factors and cautionary statements are incorporated by reference from the Annual Report on Form 10-K for Nextel Partners, Inc. for the fiscal year ended December 31, 2004 (the “Nextel Partners 10-K”):

•	the discussion of risk factors set forth in the section of the Nextel Partners 10-K entitled Part I — Item 1. Business — Risk Factors; and

•	the discussion of forward-looking information set forth in the section of the Nextel Partners 10-K entitled Part I — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.

     Nextel Partners Quarterly Report
     The following cautionary statements are incorporated by reference from the Quarterly Report on Form 10-Q for Nextel Partners, Inc. for the period ended March 31, 2005, filed with the Commission on May 10, 2005 (the “Nextel Partners 10-Q”):

•	the discussion of forward-looking information set forth in the section of the Nextel Partners 10-Q entitled Part I — Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements.

     See “Where You Can Find More Information” starting on page 63.
     The risks described below and in the documents incorporated by reference into this proxy statement could have a material adverse effect on our business, financial condition, results of operations or cash flows, and these effects could adversely affect the value of your investment in our Class A common stock. The risks described below should be considered along with the other information included or incorporated by reference into this proxy statement.

At the time of the special meeting, you will not know the price per share you will receive if holders of Class A common stock vote to exercise the Put Right. This price may not be determined until a substantial period of time after stockholders vote to exercise the Put Right.
     The decision whether to vote to approve the exercise of the Put Right differs from the typical acquisition transaction because we do not know the price at which you will be required to sell your shares if the Put Right is exercised. As described under “Proposal One — Exercise of the Put Right,” the Put Right involves an appraisal process to determine the fair market value of the shares of Class A common stock. Our Certificate defines “fair market value” as the price that would be paid for all of our capital stock by a willing buyer to a willing seller, in an arm’s-length transaction, as if we were a publicly traded and non-controlled corporation and the buyer were acquiring all of such capital stock, and assuming that we were being sold in a manner designed to attract all possible participants to the sales process and to maximize stockholder value. However, as described in “Proposal One — Exercise of the Put Right,” the definition sets forth various other factors for the appraisers to consider, and it is not possible to predict how the appraisers will interpret these provisions, what their positive or negative impact on valuation will be or what weight the appraisers will give to various factors. The procedures for determining fair market value are complicated and are subject to various interpretations. As a result, the process may result in widely differing appraisal values from each of the appraisers. The appraised fair market value of the shares of Class A common stock could be higher or lower than the current market price of the shares of Class A common stock.
     Once the Put Right is exercised, the maximum amount of time allotted by our Certificate for the determination of fair market value by the appraisers, assuming a third appraiser is necessary, is 110 days. If either Nextel WIP or the holders of our Class A common stock elect to trigger a subsequent challenge process, they must do so within 20 days of the determination of fair market value by the three appraisers. The standard in our Certificate for any such challenge requires the challenging party to show that the final appraisal was grossly incorrect or fraudulently obtained. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith.
     At the time of the special meeting, however, you will not know whether the challenge process will be triggered and therefore you will not know how long after the special meeting it will be before the purchase price is set. There could be a substantial period of time after the special meeting before the price is set.
     We describe the report of our financial advisor under “Proposal One — Exercise of the Put Right — Analysis of Financial Advisor.” If the Put Right is exercised, the amount the appraisers may ultimately determine for fair market value may not be consistent with the precedent transactions set forth in such report and the appraisers may rely on analyses different from those described in such report.
     In addition, holders of our shares of Class A common stock should be aware that, as described under “Proposal One — Exercise of the Put Right — The Put Right; Appraisal Process,” the determination of fair market value in many instances involves the average of values set forth by two appraisers. This averaging requirement could increase or decrease the fair market value that would result from a single appraiser.

The date as of which the fair market value will be determined pursuant to the Put Right process is not certain.
     Our Certificate does not state the date as of which the fair market value will be determined pursuant to the appraisal process if the Put Right is exercised. We cannot provide assurance that the appraisers will not pick a date for this determination that would result in a less favorable determination of fair market value than another potential date. The Certificate does not specify a method by which the appraisers should pick the date as of which fair market value will be determined.
     Assuming the date as of which the fair market value of Nextel Partners is determined is the date of exercise of the Put Right, then a delay in exercising the Put Right would also delay the date as of which fair market value is determined. While the special committee of our board of directors believes that such a delay would not be in the best interests of Nextel Partners or its shareholders, we cannot assure you that such a delay would not result in a higher valuation than the valuation that will result from the appraisal process if the Put Right is exercised now.
The decision to exercise the Put Right cannot be reversed or stopped and will bind all holders of Class A common stock.
     If holders of Class A common stock approve the exercise of the Put Right, all holders of Class A common stock will be required to sell their shares to Nextel WIP at the price determined in the appraisal process. As a result, even if the appraisal process (and any challenge process) were to result in a price that you do not believe reflects the value of your shares, you would still be required to sell your shares at that price. Also, once the Put Right is exercised, it is irrevocable. Even if market or business conditions were to change and it were to become less desirable for you to exercise the Put Right, you would be required to sell your shares in accordance with the Put Right process.
The timing of the closing for the sale of Class A common stock pursuant to exercise of the Put Right is uncertain and could occur a substantial period of time after exercise of the Put Right.
     Under our Certificate, Nextel WIP is not required to purchase shares of Class A common stock pursuant to the exercise of the Put Right until the later of five business days after the necessary regulatory approvals have been received or the determination of the fair market value. The purchase of shares of Class A common stock requires the expiration or termination of the applicable waiting period under the HSR Act and the receipt of consents, orders, approvals or clearances, as required, from the FCC and state public utility or service commissions, among others. A substantial delay in obtaining any required approvals could result in a delay in the closing of the Put Right transaction.
     The FTC, the DOJ, the FCC or others could take action under the antitrust laws or other regulations with respect to the purchase, including seeking to enjoin the completion of the purchase or seeking the divestiture by Sprint or Nextel Communications of all or part of our shares or assets, or of other businesses conducted by Sprint or Nextel Communications or us or our respective affiliates, or seeking to subject Sprint or Nextel Communications or us, or our respective affiliates, to operating conditions before or after the stock purchase is completed. We cannot assure you that an antitrust or other regulatory challenge to the purchase of shares of Class A common stock will not be made and, if such a challenge is made, we cannot predict the result.
     As described under the Risk Factor “At the time of the special meeting, you will not know the price per share you will receive if holders of Class A common stock vote to exercise the Put Right.

This price may not be determined until a substantial period of time after stockholders vote to exercise the Put Right” above, there could be a substantial period of time before the fair market value determination is complete. Delays in the determination of fair market value could also result in a later closing.
     Our Certificate provides that if Nextel WIP fails to pay for the shares within 60 days after the closing date, Nextel WIP will be required to pay interest on the purchase price at a rate of 10% per annum from such date. Unless Nextel WIP has previously delivered shares, it must deliver cash within 180 days of such date. However, stockholders could be required to wait a substantial period of time to receive payment for their shares of Class A common stock.
At the time you vote to exercise the Put Right, you will not know whether you will receive cash or shares of common stock for your shares of Class A common stock.
     Our Certificate permits Nextel WIP at its option to pay for shares of Class A common stock either in cash or, subject to meeting specified requirements, in shares of “listed Nextel common stock.” We do not know whether Nextel WIP will be able to deliver shares meeting the requirements set forth in our Certificate in satisfaction of the Put Right obligation.
     As a result, at the time of the special meeting, you will not know whether Nextel WIP will deliver cash or seek to deliver shares to acquire shares of Class A common stock, or whether, if Nextel WIP seeks to deliver shares for such purpose, it will be able to do so. In the event Nextel WIP elects to use shares of common stock to satisfy its Put Right obligation, and is able to do so, these shares will be valued based on the average closing price of such shares for the ten trading days immediately preceding the date of delivery to holders of Class A common stock.
     Under our Certificate, Nextel WIP is not required to make a final determination and may change its decision of whether to seek to use shares or cash until 180 days after the closing date. At that time, if Nextel WIP has not delivered shares meeting the requirements set forth in our Certificate, it must pay in cash.
     Holders of Class A common stock have no election right with respect to whether to receive shares or cash.
Our company faces uncertainty in connection with the Sprint-Nextel Communications merger.
     Since the launch of our company in 1999, our principal business focus has been to provide our customers, through our affiliation with Nextel Communications, with seamless nationwide coverage on the entire Nextel Digital Wireless Network under the Nextel brand and utilizing the Nextel iDEN technology. When the Sprint–Nextel Communications merger closes, Nextel Communications may alter its business focus and may have conflicts of interest with us that would not exist in the absence of the merger. In this regard, as described under “Proposal One — Exercise of the Put Right — Background,” Sprint and Nextel Communications have already disclosed plans that we believe breach our joint venture agreements with Nextel Communications and Nextel WIP. Nextel Partners has commenced legal proceedings against Nextel Communications and Nextel WIP in an effort to prevent them from taking actions that could harm our business in violation of our agreements. We cannot predict the timing or the outcome of these legal proceedings. These developments create substantial uncertainty for our company and are outside our control. We cannot predict the effect on our company of these changes or the timing of any potential impact. We cannot assure you that these developments will not have a material adverse impact on our business.
     All of our operating agreements are with Nextel WIP, not Nextel Communications. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel Communications, the maximum cumulative, aggregate cash liability of Nextel Communications and controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced (none of which amount was previously advanced as of ___, 2005). However, this limit does not apply to the liability of Nextel WIP, which as of June 30, 2005 was the owner of approximately 31.4% of our outstanding common stock.
     In addition to these factors, we describe risks relating to the business of our company generally in the documents that we have filed with the SEC that are incorporated by reference into this proxy statement as set forth above. See “Where You Can Find More Information” starting on page 63.
The challenge process creates a disincentive for holders of Class A common stock to challenge the determination of fair market value that does not exist for Nextel WIP.
     Our Certificate provides that within 20 days after final determination of fair market value pursuant to the appraisal process, Nextel WIP or any holder of Class A common stock may challenge the determination. Any holder of Class A common stock that does not give notice and join the challengers will be paid such stockholder’s appropriate share of fair market value. The party bringing the challenge will be required to demonstrate that the fair market value determined under the appraisal process was grossly incorrect or fraudulently obtained, and what the correct fair market value should be. Our Certificate contains procedures governing the tribunal that will resolve any challenge and determine fair market value. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith.
     In the event of a challenge by Nextel WIP, any revised price set by the tribunal cannot be less than the “challenge floor price” as defined in our Certificate, which is generally defined as a price that would produce a 10% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital. In the event of a challenge by a holder of Class A common stock, any revised price set by the tribunal cannot be more than the “challenge ceiling price” as defined in our Certificate, which is generally defined as a price that would produce a 30% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital. See “Proposal One — Exercise of the Put Right — The Put Right — Challenge Process” for information with respect to the calculation of the challenge ceiling price and the challenge floor price.
     On July 29, 2005, the closing price of a share of our Class A common stock was $24.90 per share, a value significantly above the range we estimate for the challenge ceiling price calculated as of December 31, 2005. If fair market value as determined pursuant to our Certificate were to equal or exceed the challenge ceiling price, then a holder of Class A common stock would not have an effective ability to challenge the determination of fair market value pursuant to the appraisal process given that the tribunal, in the event of such a challenge, would not be able to set a price in excess of the appraised fair market value. Alternatively, if Nextel WIP were to challenge the appraised price, the tribunal could not set a price at less than the challenge floor price, our estimate of which is significantly below the July 29, 2005 closing price of the Class A common stock. Thus, if Nextel WIP believes that it can demonstrate that the fair market value determined under the appraisal process was grossly incorrect or fraudulently obtained, Nextel WIP could have an incentive to challenge the appraisal process. A challenge of this type could also result in delay of payment of the Put Right consideration.
Sprint-Nextel Communications may be required to raise a substantial amount of financing if the Put Right is exercised.
     Based on the closing stock price on ___, ___, 2005, the aggregate market value of the shares of Class A common stock was approximately $[●] billion. Pursuant to the terms of a preexisting agreement, Nextel Communications has agreed that if Nextel WIP is required to acquire the Class A common stock, Nextel Communications will, or will cause Nextel WIP to, perform that obligation. Although the appraised fair market value of the shares of Class A common stock could be higher or lower than that amount, if Nextel WIP does not elect, or is not able, to use shares of common stock to satisfy its Put Right obligation, Nextel WIP or Nextel Communications may be required to raise a substantial amount of indebtedness to finance the acquisition of these shares.
     The obligation to purchase shares if stockholders exercise the Put Right is not conditioned on financing. However, we cannot predict when or if Nextel Communications or Nextel WIP will be able to raise the required funds. Our Certificate provides that if Nextel WIP fails to pay for the shares within 60 days of the date payment is due, Nextel WIP will be required to pay interest on the purchase price at a rate of 10% per annum from the date such payment is due.

Some of our directors and executive officers have interests in connection with the Put Right that are different from those of other holders of our Class A common stock.
     When considering the recommendation of the special committee of our board of directors in connection with the exercise of the Put Right, you should be aware that some of our directors and executive officers have interests in connection with the Put Right that are different from, or in addition to, the interests of holders of shares of Class A common stock generally. These interests include, based on certain assumptions set forth in “Proposal One — Exercise of the Put Right — Certain Interests of our Officers and Directors” beginning on page 50:

•	the acceleration of an aggregate of approximately [ ] options to purchase shares of Class A common stock and the acceleration of an aggregate of approximately [ ] restricted shares of Class A common stock held by our executive officers and directors upon completion of the merger between Sprint and Nextel Communications, and

•	the payment of an aggregate of approximately [ ] in retention bonuses to our executive officers under the retention and severance plan following completion of Nextel WIP’s purchase of all outstanding shares of Class A common stock and at or prior to the six month anniversary of such purchase.

     In addition, our executive officers and directors will receive proceeds from the sale of Class A common stock pursuant to the exercise of the Put Right. While the amount of such proceeds will depend on the purchase price set pursuant to the appraisal process, if all shares held by our executive officers and directors as of _______, 2005 were sold at the closing market price on that date, the aggregate proceeds would be approximately $___. These interests include those described under “Proposal One — Exercise of the Put Right — Certain Interests of our Officers and Directors.” Holders of Class A common stock should consider these interests in conjunction with the recommendation of the special committee of our board of directors of approval of exercise of the Put Right.
Risks Relating to the Failure to Exercise the Put Right
If the stockholders do not exercise the Put Right, it may be difficult for holders of Class A common stock to obtain a control premium in an alternative transaction.
     Our Certificate provides, in addition to other factors, that the calculation of “fair market value” will include a control premium. If holders of Class A common stock do not exercise the Put Right, because of Nextel Communications’ significant beneficial ownership of our stock and because of our significant business relationships with Nextel Communications, there might not be an alternative transaction involving a control premium in the foreseeable future. As a result of Nextel Communications’ significant ownership position and contractual rights, we are not currently exploring any alternative transactions with third parties.

The risks our company faces in connection with the Sprint–Nextel Communications merger may increase over time.
     As described above under “Our company faces uncertainty in connection with the Sprint–Nextel Communications merger,” the Sprint–Nextel Communications merger presents substantial new challenges and uncertainties. We cannot predict the impact of these developments because they are largely outside of our control. However, if holders of Class A common stock do not exercise the Put Right, it is possible that any adverse impact of the Sprint–Nextel Communications merger on our business and operations may increase over time.

THE SPECIAL MEETING
General
     Nextel Partners solicits the enclosed proxy for use at a special meeting of holders of Class A common stock to be held on [●], 2005 at [●] a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Holders of Class A Common Stock. The special meeting will be held at [●].
     These proxy solicitation materials were mailed on or about [●], 2005 to all holders of Class A common stock entitled to vote at the special meeting.
Record Date and Outstanding Shares
     Only holders of record of Class A common stock at the close of business on [●], 2005 (the “record date”) are entitled to notice of and to vote at the special meeting. Our Class B common stock is convertible into shares of Class A common stock at any time on a one-for-one basis upon a transfer of that stock to a person other than specified entities affiliated with Nextel Communications, and is subject to restrictions on transfer contained in our Certificate and in our amended and restated shareholders’ agreement.
     As of the record date, [●] shares of our Class A common stock were issued and outstanding and held of record by [●] stockholders. All of our Class B common stock outstanding as of the record date was held of record by one stockholder, Nextel WIP. The holder of our Class B common stock is not entitled to any vote with respect to such Class B common stock at the special meeting. See “Security Ownership of Certain Beneficial Owners and Management” below for information regarding beneficial owners of more than five percent of our Class A common stock.
Revocability of Proxies
     Any proxy given pursuant to this solicitation may be revoked or changed by the person giving it at any time prior to its use by delivering to our Corporate Secretary a written instrument revoking the proxy, submitting a proxy bearing a later date or attending the special meeting and voting in person. Proxies may be changed in any manner regardless of the method used to submit the proxy. However, changing a proxy by telephone or Internet will require the stockholder to retain a record of the unique control number that appears on the proxy card.
Voting and Solicitation
     The holders of the Class A common stock are entitled to one vote per share on all matters on which they are entitled to vote.
     We are making this solicitation of proxies, and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Certain of our directors, officers and regular employees, without additional compensation, may also solicit proxies personally or by telephone.

Quorum; Required Vote; Abstentions; Broker Non-Votes
     At the special meeting, the inspector of elections will determine the presence of a quorum and tabulate the results of the voting by stockholders. A quorum exists when holders of a majority of the total number of outstanding shares of Class A common stock that are entitled to vote at the special meeting are present at the special meeting in person or by proxy. A quorum is necessary for the transaction of business at the special meeting. Abstentions and broker non-votes will be included for the purpose of determining the presence of a quorum at the special meeting. Broker non-votes occur when a person holding shares in street name, meaning through a bank or brokerage account, does not provide instructions as to how his or her shares should be voted and the bank or broker does not have discretion to vote those shares or, if the bank or broker has discretion to vote such shares, does not exercise such discretion.
     Approval of each of Proposal One and Proposal Two requires the vote of a majority of the Class A common stock present in person or by proxy at the special meeting. Abstentions will have the same effect as votes against these proposals, because they are treated as present and entitled to vote for the purpose of determining the pool of votable Class A common stock, but do not contribute to the affirmative votes required to approve the proposals. Proxies that reflect broker non-votes will not be considered present for the purpose of determining the votes for these proposals, and will therefore not have the effect of either a vote for or a vote against these proposals.
     All shares of Class A common stock entitled to vote and represented by properly submitted, unrevoked proxies received prior to the special meeting will be voted at the special meeting, with respect to any proposal that is submitted to a vote, in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the special committee of our board of directors. If any other matters are properly presented for consideration at the special meeting, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any matters other than Proposal One and Proposal Two will be raised at the special meeting. Signing and returning the proxy card, or submitting your proxy by Internet or telephone, does not affect your right to revoke your proxy or to vote in person at the special meeting.
Deadline for Receipt of Stockholder Proposals and Nominations
     Stockholders who intend to present proposals or nominations at our 2006 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must ensure that such proposals are received by us no later than December 6, 2005. Such proposals or nominations must meet the requirements of the SEC to be eligible for inclusion in our proxy materials. We strongly encourage any stockholder interested in submitting a proposal or nomination to contact our Corporate Secretary in advance of this deadline to discuss any proposal or nomination he or she is considering, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal or nomination does not guarantee that we will include it in our proxy statement. In order for a proposal or nomination submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) of the Exchange Act, we must receive such proposal or nomination no later than February 11, 2006. Any stockholder proposals or nominations must be submitted to our Corporate Secretary in writing at 4500 Carillon Point, Kirkland, Washington 98033.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of July 27, 2005 by:
•	each stockholder known to us to be a beneficial owner of more than 5% of the outstanding shares of our Class A common stock;

•	each of our directors;

•	each of our “named executive officers” (defined as (i) our chief executive officer and (ii) our other four most highly compensated executive officers who were serving in such capacities at the end of 2004 and whose salary and bonus for 2004 exceeded $100,000 in the aggregate); and

•	all of our executive officers and directors as a group.
     Beneficial ownership is determined in accordance with the rules of the SEC. Shares subject to options, warrants and securities convertible into common stock that are exercisable as of July 27, 2005 or exercisable within 60 days thereof are shown separately in the column labeled “Number of Shares Underlying Options” and are deemed outstanding for the purposes of computing the number of shares beneficially owned and the percentage ownership of that person. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name, except to the extent shared by a spouse under applicable law. This table is based on information supplied to us by our officers, directors and principal stockholders and by filings made with the SEC. As of July 27, 2005, there were 184,902,306 shares of Class A common stock outstanding.
     Unless otherwise noted, the address for each stockholder below is: c/o Nextel Partners, Inc., 4500 Carillon Point, Kirkland, Washington 98033.

			Percentage of
	Number of		Class A	Percentage of
	Shares of	Number of	Common	Common
	Common	Shares	Stock	Stock
Name and Address	Stock	Underlying Options	Outstanding	Outstanding
Parties to Amended and Restated Shareholders’ Agreement(1)	104,610,206	—	10.8%	38.8%
Nextel WIP Corp. 2001 Edmund Halley Drive Reston, VA 20191	84,632,604	—	—	31.4%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	20,365,438	—	11.0%	7.6%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	19,538,787	—	10.6%	7.2%
William H. Gates III(4)	12,776,106	—	6.9%	4.7%

			Percentage of
	Number of		Class A	Percentage of
	Shares of	Number of	Common	Common
	Common	Shares	Stock	Stock
Name and Address	Stock	Underlying Options	Outstanding	Outstanding
One Microsoft Way
Redmond, WA 98052
Madison Dearborn Capital Partners II, L.P.(5) Three First National Plaza, Suite 3800 Chicago, IL 60602	12,349,179	—	6.7%	4.6%
John Chapple(6)	2,004,502	902,500	1.6%	1.1%
David Aas	762,508	470,000	*	*
Barry Rowan	50,000	131,250	*	*
Mark Fanning (7)	386,268	396,250	*	*
Donald Manning	62,000	418,750	*	*
Adam Aron	45,000	33,333	*	*
Caroline H. Rapking	45,000	33,333	*	*
Dennis M. Weibling(8)	175,656	33,333	*	*
Christopher T. Rogers(9)	84,632,604	—	—	31.4%
James N. Perry, Jr.(10)	12,349,179	—	6.7%	4.6%
Steven B. Dodge	70,000	88,333	*	*
Arthur W. Harrigan, Jr.	56,800	—	*	*
Directors and officers as a group (13 persons)(11)	100,273,835	2,474,583	9.7%	37.8%

*	Less than 1%

(1)	The following stockholders are parties to an amended and restated shareholders’ agreement that contains an agreement by all of the parties, except Eagle River Investments, LLC (“Eagle River Investments”), to vote for director candidates nominated by certain of our stockholders and imposes restrictions on all of the parties with respect to the sale, transfer or other disposition of our capital stock by these parties: Nextel WIP, Madison Dearborn Capital Partners II, L.P. (“Madison Dearborn Partners”), Eagle River Investments, Motorola, Inc. (“Motorola”) and John Chapple, David Aas and Mark Fanning, each of whom (with respect to the individuals listed) is a member of our senior management or otherwise employed by us. The amended and restated shareholders’ agreement terminates on January 29, 2014. All parties to this agreement disclaim beneficial ownership of shares not owned directly by them or by an entity otherwise affiliated with them.

(2)	Based on information provided in a first amendment to Schedule 13F filed on May 18, 2005 by FMR Corp. (“FMR”). The Schedule 13F/A states that FMR has sole voting power with respect to 858,510 of these shares and sole dispositive power with respect to all of these shares. Certain of these shares are beneficially owned by individuals and entities related to FMR, including certain FMR subsidiaries.

(3)	Based on information provided by T. Rowe Price Associates, Inc. (“T. Rowe”) in a second amendment to Schedule 13G filed on May 10, 2005, T. Rowe, in its capacity as investment adviser, has sole voting power with respect to 4,959,979 of these shares and sole dispositive power with respect to all of these shares. The shares reported are owned of record by clients of T. Rowe. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. According to the Schedule 13G/A, none of T. Rowe’s clients is known to have such right or power with respect to more than five percent of our securities.

(4)	Based on information provided by William H. Gates III in a first amendment to Schedule 13G filed jointly by Mr. Gates and Cascade Investment, L.L.C. (“Cascade”) on February 13, 2003. The reported shares include 8,725,236 shares of Class A common stock owned by Cascade and 4,040,870 shares of Class A common stock owned by Mente, L.L.C. (“Mente”). All common stock held by Cascade or Mente may be deemed to be beneficially owned by Mr. Gates as the sole member of each of Cascade and Mente. The manager and executive officer of each of Cascade and Mente, Michael Larson, has voting and investment power with respect to all of the reported shares. Mr. Larson disclaims beneficial ownership of all of the reported shares.

(5)	Based on information provided by Madison Dearborn Partners in a fourth amendment to Schedule 13G filed on February 15, 2005.

(6)	Includes 736,666 shares held by JRC Coho LLC, an entity controlled by Mr. Chapple, and 145,000 shares held by Panther Lake LLC, an entity controlled by Mr. Chapple and John Thompson.

(7)	Mr. Fanning was a “named executive officer” as of December 31, 2004, but ceased being one of our executive officers as of May 9, 2005.

(8)	Includes 3,600 shares held by On Eagle Wings, LLC, 119,556 shares held by Weibling Family Trust, 7,500 shares held by Dennis Weibling Rollover IRA and 45,000 shares held by Mr. Weibling directly.

(9)	Includes shares held indirectly by Nextel Communications, of which Mr. Rogers is Senior Vice President, Global Initiatives and Spectrum Group. Mr. Rogers disclaims beneficial ownership of such shares.

(10)	Consists of shares held by Madison Dearborn Partners, of which Mr. Perry serves as a director. Mr. Perry disclaims beneficial ownership of such shares.

(11)	See footnotes 6 through 10 above. Includes John Chapple, Adam Aron, Timothy Donahue, Steven B. Dodge, Caroline H. Rapking, James N. Perry, Jr., Dennis M. Weibling, Arthur W. Harrigan, Jr., Barry Rowan, David Aas, Donald J. Manning, James Ryder and Philip Gaske.

THE COMPANIES
Nextel Partners
     We provide fully integrated, wireless digital communications services using the Nextel brand name in mid-sized and rural areas throughout the United States. We offer four distinct wireless services in a single wireless handset. These services include International and Nationwide Direct ConnectSM, digital cellular voice, short messaging and cellular Internet access, which provides users with wireless access to the Internet and an organization’s internal databases as well as other applications, including e-mail. We hold licenses for wireless frequencies in areas where approximately 54 million people live and work. We have constructed and operate a digital mobile network compatible with the Nextel Digital Wireless Network in targeted portions of these markets, including 13 of the top 100 metropolitan statistical areas and 56 of the top 200 metropolitan statistical areas in the United States ranked by population. Our combined Nextel Digital Wireless Network constitutes one of the largest fully integrated digital wireless communications systems in the United States, currently covering 297 of the top 300 metropolitan statistical areas in the United States. As of March 31, 2005, our portion of the Nextel Digital Wireless Network covered approximately 41 million people and we had approximately 1,701,800 digital handsets in service in our markets.
     Our relationship with Nextel Communications was created to accelerate the build-out and expand the reach of the Nextel Digital Wireless Network. In January 1999, we entered into a joint venture agreement with Nextel WIP, pursuant to which Nextel Communications, through Nextel WIP, contributed to us cash and licenses for wireless frequencies and granted us the exclusive right to use the Nextel brand name in exchange for ownership in us and our commitment to build out our compatible digital wireless network in selected markets and corridors, in most cases adjacent to operating Nextel Communications areas. As of June 30, 2005, Nextel WIP owned approximately 31.4% of our outstanding common stock and was our largest stockholder. By the end of 2002, we had successfully built all of the markets we were initially required to build under our 1999 agreement with Nextel Communications. Since 1999 we have exercised options to expand our network into additional areas. By June 2003, we had completed the construction of all of these additional areas. Through our affiliation with Nextel Communications, our customers have seamless nationwide coverage on the entire Nextel Digital Wireless Network.
     We were incorporated in the State of Delaware in July 1998. Our principal executive offices are located at 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600. For more information on Nextel Partners, see “Where You Can Find More Information” beginning on page 63.
Nextel Communications
     Nextel Communications is a leading provider of wireless communications services in the United States. Nextel Communications provides a comprehensive suite of advanced wireless services, including digital wireless mobile telephone service, walkie-talkie features, including Nextel Nationwide Direct Connect and Nextel International Direct Connect, and wireless data transmission services. Nextel Communications has publicly disclosed that as of March 31, 2005 it provided service to approximately 17.0 million subscribers, which consisted of 15.5 million subscribers of Nextel-branded service and 1.5 million subscribers of Boost Mobile-branded pre-paid service.
     Nextel Communications has publicly disclosed that as of June 30, 2005, it owned, through its wholly owned subsidiary Nextel WIP, approximately 31.4% of the outstanding common stock of Nextel Partners. Nextel Communications has also disclosed that as of March 31, 2005, it owned approximately 18% of the outstanding common stock of NII Holdings, which provides wireless communications services primarily in selected Latin American markets. Nextel has agreements with NII Holdings and TELUS Mobility that enable Nextel’s subscribers to use Direct Connect® features in the Latin American markets that NII Holdings serves and the Canadian markets that TELUS Mobility services using iDEN technology, as well as between the United States and those markets.
Nextel WIP Corp.
     Nextel WIP is a Delaware corporation and a wholly owned subsidiary of Nextel Communications. It is the direct owner of Nextel Communications’ approximately 31.4% equity interest in us and is the entity that, pursuant to our Certificate, will be obligated to purchase the outstanding Class A common stock if the holders of Class A common stock exercise the Put Right. However, pursuant to the terms of a preexisting agreement, Nextel Communications has agreed that if Nextel WIP is required to acquire the Class A common stock, Nextel Communications will, or will cause Nextel WIP to, perform that obligation. See “Certain Relationships and Related Transactions — Nextel Communications Operating Agreements — Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications.”

PROPOSAL ONE — EXERCISE OF THE PUT RIGHT
     The discussion of the Put Right set forth below is qualified in its entirety by reference to Article V of our Certificate, which specifies the Put Right process and defines the applicable terms. The full text of Article V of our Certificate, as well as the definition of Nextel Sale as set forth in our amended and restated Shareholders’ Agreement, are attached to this proxy statement as Appendices A and B, respectively, and we encourage stockholders to read them in their entirety.
Background
     Nextel Partners was formed in order to facilitate the build out and growth of a seamless, nationwide wireless communications network utilizing the Nextel brand and Motorola’s iDEN technology. The creation of a separate company accelerated the build out of the iDEN network in mid-size and smaller areas not served by Nextel Communications and facilitated access to capital markets for funding. In addition, we were able to attract and retain an experienced senior management team that could focus exclusively on the unique challenges of building and operating the iDEN network in these smaller areas. Beginning in November 1997, John Chapple, our current chief executive officer and chairman, held discussions with representatives of Nextel Communications and others to discuss the formation of our company. Nextel Communications, Nextel WIP and a predecessor to our company entered into a Memorandum of Agreement on May 1, 1998 (which we refer to as the “1998 Memorandum”) to memorialize these discussions. The 1998 Memorandum set forth the proposed scope and structure of our company and the operating relationship with Nextel Communications.
     The concept of a Put Right was a basic part of the relationship between the yet to be formed company and Nextel Communications and was included in the 1998 Memorandum. The 1998 Memorandum contemplated that equity holders other than Nextel Communications would have the right to require that Nextel WIP purchase their interests in the event of a change of control of Nextel Communications. Our senior management had insisted that the Put Right be included in the 1998 Memorandum because of the unique nature of the contemplated relationship between the companies, our dependency on Nextel Communications, its brand and its unique iDEN technology, and the belief that the Put Right was an essential right for our company and our non-Nextel Communications stockholders in light of the uncertainty that might be associated with fundamental changes relating to Nextel Communications.
     At the time of the 1998 Memorandum, the parties expected that private equity investors would hold interests in the new company along with Nextel WIP. During the next months in 1998, representatives of DLJ Merchant Banking Partners II, L.P and certain of its affiliates (which we refer to as “DLJ Merchant Banking”), our company and Nextel Communications negotiated a commitment letter specifying the terms on which DLJ Merchant Banking would invest in the equity of our company. As part of these negotiations, DLJ Merchant Banking required that specified changes be made to the 1998 Memorandum. These changes included modifications in the provisions of the Put Right. Changes included:
•	a requirement that fair market value will include a control premium while the 1998 Memorandum had only provided that fair market value may include a control premium if deemed appropriate by the appraisers, and

•	a substantial expansion of the definition of Nextel Sale – one of the events that triggers the Put Right.

     On January 29, 1999, Nextel WIP contributed certain digital wireless communication service operations (including related FCC licenses) to us in exchange for 13,110,000 shares of Series B preferred stock, 52,440,000 shares of Series C preferred stock, 13,110,000 shares of Series D Preferred Stock and $130.9 million in cash. Simultaneously, we sold equity securities consisting of 104,879,826 shares of Series A preferred stock (valued at $170.9 million) and warrants to purchase 2,434,260 shares of Class A common stock for an exercise price of $.00167 per share (valued at $3.8 million), in a private placement in the amount of $174.8 million and debt securities in the aggregate principal amount at maturity of $800 million. In addition to DLJ Merchant Banking, the purchasers in this January 1999 private placement included Motorola, Eagle River Investments, affiliates of Madison Dearborn Partners and members of senior management. Craig O. McCaw controlled Eagle River Investments. At all times since our formation, Nextel WIP has been our largest shareholder and has had at least one representative on our board of directors. The closing of these transactions on January 29, 1999 concluded the initial funding of Nextel Partners.
     At the time of the January 1999 transaction, we, DLJ Merchant Banking, representatives of Eagle River Investments and Nextel Communications had transformed the 1998 Memorandum into a series of operating and other agreements with Nextel Communications and Nextel WIP to define better the relationship between Nextel Communications and us. These agreements provided us with the exclusive right to operate the iDEN network in the markets specified in the agreements, granted us the right to use the Nextel brand name and required that we build out an iDEN network in specified locations in accordance with specified operational standards. In addition, Nextel WIP was also required to provide us with specified services and support.
     In January 1999, when we executed our agreements with Nextel WIP and obtained our initial financing, we acquired only two operational territories in upstate New York and Hawaii. By the end of 2002, in addition to upstate New York and Hawaii, we had successfully built all of the other territories we were initially required to build under our 1999 agreement with Nextel Communications. Since 1999, we have exercised options or acquired the right to expand our network into additional territories, and we have issued additional equity securities (including the issuance of additional shares to Nextel WIP in September 2000 in exchange for frequencies) to fund the build-out of these areas. By mid-2003, we had completed the construction of all of these additional areas. As required by our agreements with Nextel WIP, our customers, along with Nextel Communications’ customers, enjoy seamless nationwide coverage on the entire Nextel Digital Wireless Network.
     On February 25, 2000, we completed our initial public offering of 27,025,000 shares of Class A common stock (representing approximately 15% of our common stock). With the consummation of this initial public offering, all the outstanding shares of our Series A preferred stock automatically converted into 125,834,646 shares of Class A common stock and all the outstanding Series C and D preferred stock automatically converted into 77,782,626 shares of Class B common stock. We have redeemed all shares of Series B preferred stock.
     On September 27, 2004, Nextel Communications purchased from Motorola 5,576,376 shares of our Class A common stock at a purchase price of $13.89 per share, or an aggregate purchase price of $77,455,862. Pursuant to the terms of our Certificate, each share of Class A common stock held by Nextel Communications automatically converted into one share of Class B common stock.
     On December 15, 2004, Nextel Communications and Sprint entered into the Sprint-Nextel Communications merger agreement. Subsequent to the announcement of the Sprint-Nextel Communications merger agreement, representatives of Nextel Partners have had and continue to have discussions and correspondence with representatives of Nextel Communications regarding various issues relating to the post-merger relationship between the two companies, including with respect to branding, joint marketing and other operational matters. To date, the parties have not reached a resolution with respect to these issues.
     We retained Morgan Stanley pursuant to an engagement letter dated January 27, 2005. to act as financial advisor to our special committee, including in connection with our special committee’s consideration of whether or not to recommend that the holders of Class A common stock vote to exercise the Put Right at the special meeting, and to provide an appraisal of the fair market value of Nextel Partners in the event that the Put Right is exercised.
     On July 5, 2005, Nextel Partners delivered a Notice Invoking Alternate Dispute Resolution Process to Nextel Communications and Nextel WIP under the Joint Venture Agreement between us, one of our subsidiaries and Nextel WIP. In the Notice, we asserted that certain elements of the merger integration process involving Nextel Communications and Sprint violate several of Nextel Communications’ and Nextel WIP’s obligations under the Joint Venture Agreement and related agreements, including without limitation the following:

•	The changes that Nextel Communications and Sprint have announced they are planning to make with respect to branding after the close of the Sprint-Nextel Communications merger would violate the Joint Venture Agreement if we cannot use the same brand identity that Nextel Communications will use after the merger, i.e., the Sprint brand.

•	Other operational changes that we believe Nextel Communications and Sprint plan to implement after the Sprint-Nextel Communications merger (including without limitation changes with respect to marketing and national accounts) would violate the Joint Venture Agreement.

•	The operations of the combined Sprint-Nextel Communications could violate our exclusivity rights under the Joint Venture Agreement.

•	Nextel Communications and Nextel WIP have not complied with their obligation to permit us to participate in and contribute to discussions regarding branding and a variety of other operational matters.

     The parties have since agreed that the dispute may be resolved by arbitration. A three-member arbitration panel has been selected, and proceedings are underway. The arbitration panel has scheduled a hearing for August 25, 2005 with respect to our request for a preliminary injunction restraining Nextel Communications and Nextel WIP from taking actions that would violate our rights under the Joint Venture Agreement. We cannot predict the timing or the outcome of the arbitration proceedings.
     Nextel Communications has filed a letter from its outside counsel and other materials with the SEC commenting on its views of the Put Right and a preliminary version of this proxy statement. These materials are contained in Nextel Communications’ filings pursuant to Rule 425 of the Securities Act of 1933 dated June 30, 2005, July 13, 2005, and July 26, 2005. See “Where You Can Find More Information” beginning on page 63.
     On July 21, 2005, we retained Evercore Financial Advisors L.L.C. as an additional financial advisor to provide strategic advisory services in connection with the Put Right and related matters.

     On ___, 2005, Sprint and Nextel Communications completed their merger. The completion of the Sprint-Nextel Communications merger constituted a Nextel Sale, giving rise to the Put Right.
     The Put Right
     Definition of “Nextel Sale”; Trigger for the Put Right
     On [●], 2005, Nextel Communications merged with a subsidiary of Sprint and became a wholly owned subsidiary of Sprint. The Sprint-Nextel Communications merger constituted a “Nextel Sale” within the meaning of the first and third bullets of the definition of Nextel Sale as set forth below.
     Pursuant to Article V of our Certificate and Section 4.01 of our amended and restated Shareholders’ Agreement, a “Nextel Sale” is generally deemed to occur if, among other things:
•	any person or group (other than a “permitted holder” as defined in the Shareholders’ Agreement) is or becomes the beneficial owner of more than 50% of the total voting stock of Nextel Communications or the total common equity of Nextel Communications or otherwise has the power to direct the management and policies of Nextel Communications, subject to certain exceptions related to customary financial transactions; or

•	Nextel Communications sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person (other than a permitted holder); or

•	Nextel Communications, directly or indirectly, consolidates with, or merges with or into, another person, or any person consolidates with, or merges with or into, Nextel Communications (in either case, other than a permitted holder), and pursuant to that transaction either:
•	the outstanding voting stock of Nextel Communications is converted into or exchanged for cash, securities or other property (except for a transaction where the Nextel Communications stockholders receive voting stock of the surviving or transferee person in the merger that constitutes more than 50% of the total voting stock and total common equity of the surviving or transferee person); or

•	new shares of Nextel Communications voting stock are issued so that immediately following the transaction the holders of Nextel Communications voting stock immediately preceding the transaction own less than 50% of the voting stock and total common equity of the surviving entity; or
•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Nextel Communications (together with specified continuing directors) cease for any reason to constitute a majority of the board of directors of Nextel Communications then in office.
     We set forth the full text of the definition of “Nextel Sale” in Annex B to this proxy statement.
     Once the Nextel Sale occurs, pursuant to Article V of our Certificate, holders of 20% or more of the outstanding Class A common stock have the right to require us to hold a special meeting. At this special meeting, the holders of Class A common stock have the right to require Nextel WIP to purchase all (but not less than all) of the shares of Class A common stock outstanding, at a price equal to the portion of the fair market value of Nextel Partners that is allocable to the Class A common stock. The fair market value would be determined through an appraisal process, as described below.
     Under the Certificate, holders of Class A common stock also have the right to adjourn the special meeting until a date not later than [●]. This proposal is described in more detail in “Proposal Two — Adjournment of the Special Meeting” beginning on page 56.
     Definition of Fair Market Value
     Section 5.7(a) of our Certificate defines “fair market value” as the price that would be paid for all of our capital stock by a willing buyer to a willing seller, in an arm’s-length transaction, as if we were a publicly traded and non-controlled corporation and the buyer was acquiring all of such capital stock, and assuming that we were being sold in a manner designed to attract all possible participants to the sales process (including Nextel Communications and its competitors, subject to specified provisions) and to maximize stockholder value (including, if necessary, through a public or private market sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by a particular buyer or class of buyer) with both buyer and seller in possession of all material facts concerning us and our business.
          The definition of fair market value also:
•	requires the inclusion of a control premium and the exclusion of any minority or illiquidity discount;

•	assumes that in a competitive acquisition market, we are at least as valuable to other prospective buyers as to Nextel Communications;

•	assumes that we are at least as valuable as if we were a part, although separable, of Nextel Communications; and

•	does not include any premium solely due to the fact that a competitor of Nextel Communications might be willing to pay a premium in order to hamper or impede Nextel Communications’ growth or strategy.
     The definition of fair market value takes into account the trading activity and history of our common stock and the most recent “unaffected” public market stock price.
     In making the determination of fair market value, we are to be given the benefit of the fact that we use the Nextel brand name, business and technology pursuant to the joint venture agreement with Nextel WIP, but there is to be no discount or premium included in any valuation of us relative to our business as conducted or reasonably expected to be conducted due to the facts that:
•	we will not own, but Nextel Communications will directly or indirectly lease or otherwise make available to us, certain of our rights, assets and services pursuant to the joint venture agreement and other agreements;

•	in certain circumstances Nextel Communications will have the right to acquire our FCC licenses, and in such a case, we will not own, but Nextel Communications will directly or indirectly make available to us, the right to manage the use of the frequencies subject to those licenses;

•	Nextel Communications directly or indirectly has, and may exercise, certain aspects of control over us and our business;

•	Nextel Communications directly or indirectly provides certain services and other benefits to us on a cost or subsidized basis; and

•	there may be few potential buyers for us due to any real or perceived control of us exercised by Nextel Communications or due to the fact that only Nextel Communications has an identical technology platform.
     Appraisal Process
     Our Certificate outlines the steps involved and the timing associated with the process if our Class A shareholders elect to exercise the Put Right. Once the Put Right is exercised, the maximum amount of time allotted by our Certificate for the determination of fair market value, assuming a third appraiser is necessary, is 110 days. If either Nextel WIP or the holders of our Class A common stock elect to trigger a subsequent challenge process, they must do so within 20 days of the determination of fair market value by the three appraisers. The standard in our Certificate for any such challenge requires the challenging party to show that the final appraisal was grossly incorrect or fraudulently obtained. While our Certificate does not set a deadline for the completion of the challenge process, we believe that any party seeking to challenge the final appraisal would be required to act in good faith.
     If our holders of Class A common stock vote to exercise the Put Right, the fair market value of Nextel Partners will be determined by an appraisal process set forth in Section 5.7 of our Certificate. Under Section 5.7 of our Certificate, within 20 days after notice is given of the exercise of the Put Right, our board of directors (by a majority vote, with the board member who was designated by Nextel WIP abstaining) is to select a nationally recognized investment banker or appraiser (which we refer to as the “first appraiser”) and Nextel WIP is to select a nationally recognized investment banker or appraiser (which we refer to as the “second appraiser”). We refer to the date when both appraisers have been selected as the “start date.” As part of the appraisal process, we, Nextel WIP and our other stockholders are required to cooperate with the appraisers and share with each such appraiser all information relevant to a valuation of us. Within 30 days of the start date, the first appraiser and the second appraiser are each to determine its preliminary view of the fair market value of Nextel Partners and are to consult with each other with respect to their respective preliminary values. On or prior to the 45th day after the start date, the first appraiser and the second appraiser are each to render to the holders of Class A common stock its written report on the fair market value of Nextel Partners.
     If the higher fair market value determined by the first appraiser and the second appraiser (which we refer to as the “high value”) is not more than 110% of the lower fair market value determined by the two appraisers (which we refer to as the “low value”), then the fair market value will be the average of the high value and the low value. If the high value is more than 110% of the low value, then, not more than 60 days after the start date, the first appraiser and the second appraiser are together to designate another nationally recognized investment banker or appraiser (which we refer to as the “third appraiser”). The third appraiser is to make a determination of the fair market value of

Nextel Partners and deliver its written report to the holders of Class A common stock (which we refer to as the “third value”) not more than 30 days after the third appraiser is designated.
     If the third value is within the middle one-third of the range of values between the high value and the low value (which we refer to as the “mid-range”), the fair market value will be the third value. If the third value does not fall within the mid-range, the fair market value will be the average of the third value and either (1) the high value or (2) the low value, whichever is closest to the third value. The fair market value will not, in any event, be lower than the low value nor greater than the high value.
     For illustrative purposes only, we set forth an example of how the third appraiser could impact the determination of fair market value. Assume for illustrative purposes only that the first and second appraisers select values of $___and $___. If the third appraiser’s valuation were in the mid-range between $___and $___, the third appraiser’s valuation would determine fair market value. If the third appraiser’s value were lower than $___, fair market value would be the average of $___ and the third appraiser’s value, but in no event lower than $___. If the third appraiser’s value were higher than $___, fair market value would be the average of $___ and the third appraiser’s value, but in no event higher than $___.
     Challenge Process
     Within 20 days after final determination of fair market value pursuant to the appraisal process, Nextel WIP or any holder of Class A common stock may challenge the determination by giving a notice of challenge. If more than one holder of Class A common stock submits a notice of challenge, the challengers must select a single representative, within 10 days after all challenges have been submitted, to represent them in the challenge. If they do not select a representative, then we will select one by lot, in which case each challenger will have five days to notify us and Nextel WIP that it elects to irrevocably abandon the challenge and to accept its share of the fair market value as determined under the appraisal process. Any challenger that does not abandon the challenge will be deemed to have irrevocably designated the challengers’ representative selected by lot as its agent for purposes of the challenge proceedings. No challenger will be permitted to participate in the challenge proceeding except through the challengers’ representative. Any holder of Class A common stock that does not give notice and join the challengers will be paid its appropriate share of fair market value but will be barred from asserting any objection to the determination of fair market value.
     In the event of a challenge by Nextel WIP, not more than 10 days after notice, the holders of our Class A common stock will designate, by majority vote, a representative and notify us and Nextel WIP of the identity of such representative. If this designation by majority vote does not occur for any reason, then we will select a representative by lot and notify Nextel WIP and the other holders of Class A common stock of such selection. This representative will be irrevocably authorized to act as the agent of all holders of Class A common stock in the defense of the challenge by Nextel WIP. No holder of Class A common stock will have the right to participate in the defense except through the challenger’s representative.
     Any challenge will be heard by a tribunal composed of three persons with expertise in valuing companies similar to us, one selected by each of Nextel WIP and our board of directors, and the third member of the tribunal selected by the first two members.
     The party or parties bringing the challenge will be required to demonstrate that the fair market value determined under the appraisal process was grossly incorrect or fraudulently obtained, and what the correct fair market value should be. The tribunal determining the challenge will then determine fair market value and no party may seek to have that determination referred to an investment banker or appraiser.
     In the event of a challenge by Nextel WIP, any revised price set by the tribunal cannot be less than the “challenge floor price” as defined in our Certificate, which is generally defined as a price that would produce a 10% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital. In the event of a challenge by the holders of Class A common stock, any revised price set by the tribunal cannot be more than the “challenge ceiling price” as defined in our Certificate, which is generally defined as a price that would produce a 30% compound annual internal rate of return on invested capital calculated from the date of contribution of such capital.
     In calculating the estimated challenge floor price and challenge ceiling price, we included the following capital contributions as capital invested pursuant to Section 5.7 of our Certificate.
•	proceeds from cash equity contributions and commitments of $156.4 million in January and $46.4 million in September of 1999;

•	the contribution by Nextel WIP of FCC licenses valued at a total of $178.3 million, in exchange for Class B common stock and Series B preferred stock in January 1999 for $133.1 million, in September 1999 for $8.9 million and in September 2000 for $36.3 million;

•	the contribution by Motorola of a $22.0 million credit to use against our purchases of Motorola-manufactured infrastructure equipment in exchange for Class A common stock in December 1999;

•	proceeds from the sale of Class A common stock in our initial public offering of $540.5 million in February 2000;

•	cancellation of existing indebtedness in November and December 2002 and January and February 2003 in the aggregate amount of $45.0 million (principal amount at maturity) in exchange for the issuance of shares of our Class A common stock (based on a value of approximately $35.4 million of common stock exchanged for that debt);

•	the offering of 1 1/2% convertible senior notes for $150.0 million in May 2003 and an additional $25.0 million in June 2003 pursuant to the exercise of an over-allotment option held by the initial purchasers of the notes;

•	the offering of 1 1/2% convertible senior notes for $125.0 million in August 2003;

•	proceeds from the sale of Class A common stock in our public offering of $104.5 million in November 2003;

•	proceeds of an aggregate of $46.9 million from the exercise of employee stock options between June 2000 and March 2005;

•	proceeds from the sale of Class A common stock in connection with Nextel Partners’ Employee Stock Purchase Plan of $9.1 million between June 2000 and March 2005; and

•	proceeds from the exercise of all currently outstanding employee stock options attributable to the Class A common stock of $246.7 million assuming all stock options are exercised at December 31, 2005.
     We estimate a challenge ceiling price, as of December 31, 2005, of $18.79 (giving full equity credit to the convertible senior note offerings) or $17.48 (assuming an aggregate equity call option value of $85.1 million attributable to the convertible senior note offerings). We estimate a challenge floor price, as of December 31, 2005, of $7.99 (giving full equity credit to the convertible senior note offerings) or $7.15 (assuming an aggregate equity call option value of $85.1 attributable to the convertible senior note offerings).
     The challenge ceiling and challenge floor prices do not apply in the appraisal process unless there is a challenge to that process and, even in the event of a challenge, the challenge ceiling and challenge floor prices are still not determinative of value. For example, if Nextel WIP were to challenge the final appraisal of the three appraisers and were able to demonstrate that the final appraisal was grossly incorrect or fraudulently obtained, the tribunal selected in the challenge process would then determine its own view of fair market value. In the case of such a challenge by Nextel WIP, while the value determined by the tribunal could not be less than the challenge floor price, the challenge ceiling price would not be relevant to the tribunal’s determination, and the tribunal would be free to make any determination of fair market value that it deemed appropriate, so long as it was no lower than the challenge floor price. Conversely, in the event of a challenge by Class A stockholders, the challenge floor price would not be relevant and the tribunal would be free to make any determination of fair market value that it deemed appropriate so long as it was no higher than the challenge ceiling price.
     At the time of issuance, a convertible senior note effectively is comprised of a debt security component and an equity call option component. The estimates of equity call option value attributable to the convertible senior note offerings necessarily involve estimates and judgments made with respect to market and business conditions at the date of their issuance, in particular estimates with respect to Nextel Partners’ effective pretax cost of similarly-dated senior subordinated debt capital at the time of their issuance. We cannot assure you that the tribunal would agree with our estimates or judgments. In the case of the challenge ceiling price, for each $10 million reduction or increase in the equity call option value, the challenge ceiling price would be reduced or increased by $0.06 per share. In the case of the challenge floor price, for each $10 million reduction or increase in the equity call option value, the challenge floor price would be reduced or increased by $0.04 per share. If the tribunal did not treat any portion of the convertible senior note offerings as invested capital but otherwise concurred in our estimates and judgments, the challenge ceiling price would be $16.97 and the challenge floor price would be $6.81.
     Our Certificate provides that the procedures set forth for the challenge process, including the challenge ceiling price and the challenge floor price, will not be considered by any appraiser in determining fair market value pursuant to the appraisal process.
     The estimates of the challenge ceiling price and the challenge floor price set forth above are calculated as of December 31, 2005. Each of the challenge ceiling price and the challenge floor price will accrete after that date in accordance with the formula set forth in our Certificate.

     Closing of the Sale
     Our Certificate provides that the closing for the purchase of the shares of Class A common stock pursuant to the Put Right will occur as promptly as practicable and in any event must occur by the later of:
•	if any regulatory approvals are required and have not yet been obtained, five business days after receipt of the necessary regulatory approvals; and

•	the date of determination of the fair market value, as described above.
     Our Certificate further requires us and any holder of Class A common stock the purchase of whose shares is subject to prior regulatory approval to use their reasonable best efforts to obtain the necessary approvals.
     Our Certificate also provides that Nextel WIP may elect, subject to meeting certain requirements, to deliver shares of “listed Nextel common stock” in payment of the purchase price at any time until 180 days after the closing date. We do not know whether Nextel WIP will seek to or be able to deliver shares meeting the requirements set forth in our Certificate in satisfaction of the Put Right obligation.
     Our Certificate provides that if Nextel WIP fails to pay for the shares within 60 days after the closing date, Nextel WIP will be required to pay interest on the purchase price at a rate of 10% per annum from the closing date. Unless Nextel WIP has previously delivered shares, it must deliver cash within 180 days after the closing date.
     Under the Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications, subject to certain limitations, Nextel Communications has agreed to take whatever action is reasonable and necessary to cause Nextel WIP to perform its obligations under the transactional agreements. However, we do not know when Nextel WIP and Nextel Communications will cause the appropriate regulatory filings to be made.
     Payment of the Put Price
     To fulfill its obligation to purchase the Class A common stock, Nextel WIP has the option of either “purchasing” the shares or causing their “redemption.” On or before the proposed closing date for the sale of the Class A common shares, Nextel WIP will notify us whether it has elected to fund a “purchase” or a “redemption.”
     If Nextel WIP elects to “purchase” the Class A common stock, then, on or before the proposed purchase date, Nextel WIP must deposit the full amount of the consideration to be paid to holders of Class A common stock with a paying agent designated by Nextel WIP. The consideration delivered to the paying agent will be delivered in trust for the benefit of the holders of Class A common stock. Nextel WIP must provide the paying agent with irrevocable instructions to deliver the consideration to holders of Class A common stock upon surrender of the certificates representing their shares of Class A common stock. The paying agent will deliver the consideration payable to each such stockholder, minus any withholding taxes required by law, to each holder of Class A common stock promptly following the paying agent’s receipt and processing of the relevant stock certificates and properly completed transmittal documents.

     If Nextel WIP elects to “redeem” the Class A common stock, then, on or before the proposed redemption date, Nextel WIP must deposit the full amount of the consideration to be paid to holders of Class A common stock with the paying agent. The consideration delivered to the paying agent will be delivered in trust for the benefit of the holders of Class A common stock. Immediately upon the deposit by Nextel WIP of the full amount of the consideration for all of the issued and outstanding shares of Class A common stock, then, even if there are certificates for shares of Class A common stock that have not been surrendered for cancellation, all shares of Class A common stock will no longer be deemed to be outstanding on and after the redemption date, and all rights with respect to the Class A common stock will cease and terminate at the close of business on the redemption date, except only that the holders of Class A common stock of record will have the right to receive the purchase price, without interest. After the redemption date, the paying agent will mail to each holder of Class A common stock of record consideration payable to that stockholder, minus any withholding taxes required by law. From and after the redemption date, unless we default in the payment in full of the applicable purchase price, the holders of Class A common stock will cease to have any further rights with respect to their Class A common stock, other than the right to receive the purchase price, without interest.
     Our Certificate permits this price to be paid in cash or, subject to meeting specified requirements, in shares of “listed Nextel common stock”, at Nextel WIP’s option. We do not know whether Nextel WIP will seek to, or be able to, deliver shares meeting the requirements set forth in our Certificate in satisfaction of the Put Right obligation. Our Certificate defines “Nextel” as “Nextel Communications, Inc. and its successors and assigns, including any surviving or transferee Person of a transaction described in clause (iii) of the definition of Nextel Sale.”
     If Nextel WIP elects to, and is able to, use shares of common stock to satisfy its Put Right obligation, these shares will be valued based on the average closing price of such shares for the ten trading days immediately preceding the date of delivery to holders of Class A common stock. Nextel WIP is not required to make a final determination of whether to use shares (if it is able to do so) or cash until 180 days after the closing date. At that time, if Nextel WIP has not delivered shares meeting the requirements set forth in our Certificate, it must pay in cash.

     Nextel Communications’ Obligation
     Pursuant to the terms of a preexisting Agreement among Nextel Communications, Nextel WIP, our company and one of our subsidiaries, Nextel Communications has agreed that if Nextel WIP is required to acquire the Class A common stock, Nextel Communications will, or will cause Nextel WIP to, perform that obligation.
     Recommendation of the Special Committee of Our Board of Directors
     Our board of directors has formed a special committee consisting of all of the members of the board other than Timothy Donahue, who is the Chief Executive Officer of Nextel Communications and who, at the time of formation of the special committee, was a member of our board of directors, and Dennis M. Weibling, who formerly served as a member of the board of directors of Nextel Communications and who has served from time to time as a consultant to Nextel Communications, to consider all matters relating to the Put Right. Effective as of July 21, 2005, Mr. Donahue resigned from our board of directors and Nextel WIP designated Christopher T. Rogers, who is currently Senior Vice President, Global Initiatives and Spectrum Group, of Nextel Communications, as his replacement. Mr. Rogers is not a member of the special committee.
     The special committee, at a special meeting held on June 22, 2005, unanimously determined that the exercise of the Put Right now was in the best interests of holders of Class A common stock. Accordingly, the special committee of our board of directors recommends that you vote FOR approval of Proposal One.
     In the course of determining to recommend that our holders of Class A common stock exercise the Put Right now, the special committee consulted with management, as well as its financial and legal advisors, and considered a number of factors in its determination, including:

•	the opportunity presented by the Put Right for holders of Class A common stock to obtain a control premium for their shares and the possibility that, if the Put Right were not exercised, these stockholders may not have an alternative opportunity to obtain a control premium for these shares in the foreseeable future in light of Nextel WIP’s ownership position in Nextel Partners;

•	the special committee’s belief that the appraisal process, and the definition of fair market value, in each case pursuant to our Certificate, is likely to capture for holders of Class A common stock the value of their investment in our company and provide for them the benefits of a competitive auction process even though an actual auction would not be conducted or possible. However, the special committee was aware that the procedures for determining fair market value are complicated and are subject to various interpretations and that it is not possible to predict how the different appraisers will interpret these provisions, what their positive or negative impact on valuation will be, or what weight the appraisers will give to various factors;

•	the report of Morgan Stanley, our financial advisor, as described under “Proposal One — Exercise of the Put Right — Analysis of Financial Advisor,” including the implications of the analyses set forth in that report as to the approach an appraiser might take in the determination of fair market value. However, the special committee was aware that, if the Put Right is exercised, the amount the appraisers may ultimately determine for fair market value is uncertain and that the appraisers may rely on analyses different from those described in such report;

•	that the appraisal process may result in widely differing appraisal values from each of the appraisers. The special committee was aware that under our Certificate the determination of fair market value in many instances involves the average of values set forth by two appraisers. This averaging requirement could increase or decrease the fair market value that would result from a single appraiser;

•	the special committee’s familiarity with, and understanding of, our business, financial condition, results of operations, current business strategy and earnings and prospects;

•	the special committee’s understanding of the current and prospective markets in which we operate, including national and local economic conditions, the competitive landscape for industry participants generally, and the likely effect of these factors on us in light of the merger of Nextel Communications and Sprint;

•	the fact that Nextel WIP’s obligation to purchase the Class A common stock pursuant to the Put Right is not conditioned on it obtaining financing; and

•	in the case of Proposal Two, the fact that if for any reason Nextel Partners’ holders of Class A common stock did not exercise the Put Right at the special meeting of stockholders, the right to adjourn the special meeting to a date no later than ___ would provide these stockholders with the opportunity (but with no obligation) to vote on whether to exercise the Put Right in the future when business, market or other conditions might be different.

     The special committee also considered the uncertainties as to the impact on us of the Sprint-Nextel Communications merger, especially in light of our numerous arrangements with Nextel Communications with respect to a wide variety of substantial business and operational matters, including brand, sales, distribution, marketing, back office and information systems platforms and equipment purchasing. The special committee considered the risk that these contractual and other business relationships between Nextel Communications and us could be materially adversely affected by completion of the Sprint-Nextel Communications merger. The special committee considered that, when the merger closes, Nextel Communications may alter its business focus and may have conflicts of interest with us that would not exist in the absence of the merger. For example, Sprint Corporation does not utilize the iDEN technology that we and Nextel Communications use. The special committee was aware that these developments create substantial uncertainty for our business and operations and that we cannot predict the effect on our company of these changes or the timing of any potential impact. The special committee could not predict the impact of each of the potential developments that might arise as a result of the Sprint –Nextel Communications merger because they are beyond our control and subject to inherent uncertainty.
     In addition, the special committee of our board considered potential risks associated with the exercise of the Put Right, of the type and nature described under “Risk Factors Relating to the Put Transaction” and otherwise, including:

•	the uncertainty as to the purchase price that would result from the appraisal process and the possibility that holders of Class A common stock could be required to wait a substantial and undetermined period of time before the price was set;

•	that holders of Class A common stock could be required to wait a substantial period of time before the closing of the Put Right transaction and the payment for the shares of Class A common stock;

•	that there would not be an opportunity to abandon the Put Right process if the appraisal process resulted in an undesirable price for shares of Class A common stock;

•	uncertainty relating to whether holders of Class A common stock would receive cash or stock in settlement of obligations relating to the Put Right;

•	that the Put Right was not conditioned on obtaining an opinion as to fairness from a financial point of view from our outside financial advisor;

•	that gains arising from a cash transaction (and in certain cases a stock transaction) would be taxable to holders of Class A common stock for United States federal income tax purposes; and

•	the interests of certain of our officers and directors described under “—Certain Interests of our Officers and Directors.”

     In view of the variety of factors and the quality and amount of information considered as well as the complexity of these matters, the special committee did not find it practicable to, and did not attempt to, make specific assessments of, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching its determination. The special committee conducted an overall analysis of the factors described above, including thorough discussion with, and questioning of, our management and legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination. The special committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Individual members of the special committee may have given different weight to different factors.
     We believe that each member of the special committee and each of our executive officers will vote in favor of the proposals although we have not entered into any agreements to that effect. These individuals beneficially owned an aggregate of approximately ___% of the outstanding Class A common stock as of ___, 2005.

Analysis of Financial Advisor
     Pursuant to an engagement letter, dated as of January 27, 2005 (the “Engagement Letter”), we retained Morgan Stanley to provide financial advisory services to us, including, among other things, in connection with the special committee of our board of directors consideration of whether or not to recommend that the holders of Class A common stock exercise the Put Right at the special meeting. Pursuant to the Engagement Letter, we also retained Morgan Stanley to provide an appraisal of the fair market value of Nextel Partners pursuant to Section 5.7 of our Certificate at the appropriate time. We did not ask Morgan Stanley to, nor did Morgan Stanley, make any determination with respect to the valuation of the Class A common stock or provide us with a financial fairness opinion in connection with the special meeting.
     At a meeting of the special committee of the board of directors on January 27, 2005, Morgan Stanley discussed with the committee the definition of fair market value set forth in Section 5.7 of our Certificate. At this meeting, Morgan Stanley also provided illustrative examples of the averaging mechanism that is potentially inherent in an appraisal process. Morgan Stanley also outlined potential alternative approaches to valuation that could be taken by the appraisers selected by each of Nextel WIP and Nextel Partners in determining fair market value. At this meeting, Morgan Stanley also discussed for illustrative purposes a preliminary equity valuation summary range using now outdated publicly available information as well as certain now outdated information provided by Nextel Partners to Morgan Stanley. This preliminary equity valuation was performed by Morgan Stanley prior to its engagement and was intended to be a preliminary illustration prior to subsequent analysis by Morgan Stanley.
     At a meeting of the special committee of our board of directors held on April 20, 2005, Morgan Stanley discussed the public market environment for Sprint, Nextel Communications, and Nextel Partners, including recent relative share price performance and comparable company trading multiples, and the status of the Sprint – Nextel Communications merger, including valuation perspectives from various research analysts. At this meeting, Morgan Stanley also reviewed the fair market value definition contained in Section 5.7 of our Certificate. Morgan Stanley also presented the special committee of our board of directors with a review of premiums paid in certain precedent public M&A transactions, which included a summary of the premium offered by the acquiror to the target’s closing price as of four weeks prior to the announcement of the transaction. The transactions reviewed included transactions with aggregate transaction values in excess of $1 billion and announced subsequent to January 1, 2000. Morgan Stanley also reviewed certain precedent transactions in the wireless telecommunications sector, in which management provided public estimates of expected synergies, with respect to premiums paid, discounted cash flow value and synergy value. Four of these precedent transactions were acquisitions; one was a merger-of-equals transaction which Morgan Stanley deemed less relevant to the fair market value process. The four precedent acquisitions were:

•	ALLTEL Corp. / Western Wireless Corp. (announced January 10, 2005)

•	Alamosa Holdings, Inc. / AirGate PCS Inc. (announced November 22, 2004)

•	Cingular Wireless LLC / AT&T Wireless Services Inc. (announced February 13, 2004)

•	Vodafone Group / AirTouch Communications Inc. (announced January 15, 1999)

     The merger-of-equals precedent transaction that Morgan Stanley deemed less comparable was Sprint Corporation’s merger with Nextel Communications Inc., announced on December 15, 2004.

     At a meeting of the special committee of the board of directors held on June 22, 2005, Morgan Stanley reviewed with the special committee the timeline for the Sprint – Nextel Communications merger and the procedure by which the holders of the Class A common stock could exercise the Put Right. Morgan Stanley then gave a presentation on the fair market value definition according to the provisions of our Certificate and our amended and restated shareholders’ agreement and pointed out some of the implications of such definition, including that:
•	Nextel Partners should be valued as if:
•	The sale of Nextel Partners is to a willing buyer from a willing seller in an arms-length transaction,

•	Nextel Partners is being sold in a manner designed to attract all possible participants and to maximize shareholder value,

•	Nextel Partners is being sold in a competitive acquisition market assuming multiple potential buyers in addition to Nextel Communications and assuming Nextel Partners would be at least as valuable to other prospective buyers as to Nextel Communications,

•	The sale of Nextel Partners includes a control premium, without any minority or illiquidity discount,

•	Nextel Partners is at least as valuable as if it were a part (although separable) of Nextel Communications, and

•	Buyer is in possession of all material facts concerning Nextel Partners and its business;
•	In the determination of fair market value, Nextel Partners will be given the benefit of the fact that it uses Nextel Communications’ brand name, business and technology;

•	In the determination of fair market value, no discount or premium will be applied because (1) Nextel Partners will not own certain of its rights, assets and services which will be made available by Nextel Communications, (2) Nextel Communications may control certain aspects of Nextel Partners’ business and provide certain services and benefits on a cost or subsidized basis, or (3) there may be few potential buyers for Nextel Partners due to any real or perceived control exercised by Nextel Communications or due to the fact that only Nextel Communications has an identical technology platform; and

•	The determination of fair market value will take into consideration (1) the trading activity and history of Nextel Partners’ stock and (2) Nextel Partners’ most recent “unaffected” public market stock price.
     When taken together, Morgan Stanley believed that a valuation of Nextel Partners would include the following assumptions: (1) Nextel Partners would be sold pursuant to a comprehensive auction process in which 100% of Nextel Partners changed hands, and would in all cases include a control premium, (2) other bidders would be present in an auction of Nextel Partners in addition to Nextel Communications, (3) there would be no discount attributable to Nextel Partners’ use of the

iDEN technology platform, (4) synergies achievable by other bidders would be at least equal to those achievable by Nextel Communications, and (5) the determination of fair market value would be dependent upon Nextel Partners management’s estimates of the future performance of the business.
     At the June 22, 2005 meeting, Morgan Stanley also summarized two illustrative transactions which demonstrated that introduction of an auction dynamic into a change-of-control transaction often increased significantly the control premium paid to the acquisition target in such a transaction. Morgan Stanley reviewed Cingular’s acquisition of AT&T Wireless, announced February 13, 2004, and Oracle Corp.’s acquisition of Retek, Inc., announced March 21, 2005. Morgan Stanley reviewed the announced control premium paid to the acquisition target in each case as a multiple to the initial premium offered to the acquisition target prior to the emergence of additional potential acquirors and the creation of an auction dynamic. Morgan Stanley noted that the final post-auction premium paid as a multiple of the pre-auction offer premium was 1.9x for Cingular’s acquisition of AT&T Wireless and 2.1x for Oracle’s acquisition of Retek, Inc. Morgan Stanley then discussed with the special committee certain factors that they might take into consideration in determining whether or not to recommend that the holders of Class A common stock exercise the Put Right at our special meeting, including Morgan Stanley’s view that:
•	Market conditions as of June 22, 2005 suggest that the timing would be favorable for an exercise of the Put Right because, among other things:
•	Overall market merger and acquisition volume has accelerated,

•	Telecommunications sector merger and acquisition volume has increased,

•	Publicly-traded equity securities of certain companies in the wireless telecommunications industry have been performing well,

•	Interest rates are at historically low levels, and

•	The strength of the acquisition financing markets;
•	The fair market value definition contained in our Certificate is intended to produce a beneficial outcome for the holders of Class A common stock upon the exercise of the Put Right; and

•	Various market data for precedent transactions (as described below) suggest that a determination of fair market value which assumes an auction of Nextel Partners would result in an attractive outcome for holders of the Class A common stock.
     Precedent Transaction Analysis
     Morgan Stanley reviewed publicly available information with respect to selected precedent transactions. The transactions reviewed included transactions involving cash consideration, referred to in this section as the cash transactions, cash and/or stock consideration, referred to in this section as the cash/stock transactions, and stock only transactions, referred to in this section as the stock-only transactions, in each case with aggregate transaction values in excess of $1 billion. For each transaction, Morgan Stanley analyzed, as of the announcement date, the premium offered by the acquiror to the target’s closing price as of four weeks prior to the announcement of the transaction. In the cash transactions, which Morgan Stanley identified as the most relevant precedent transactions, the average of all premiums was 44% and the average of the top quartile of premiums was 84%. In the cash/stock transactions, the average of all premiums was 34% and the average of the top quartile of premiums was 64%. In the stock-only transactions, the average of all premiums was 40% and the average of the top quartile of premiums was 95%. Morgan Stanley noted the top quartile of premiums paid suggested the emergence of multiple bidders and the creation of an auction dynamic. The average of all premiums was 40% and the average of the top quartile of all premiums was 84%.
     Precedent Comparable Companies Transaction Analysis
     Morgan Stanley reviewed and analyzed nine precedent change-of-control transactions with aggregate transaction values in excess of $1 billion involving other U.S. companies in the wireless telecommunications industry announced since January 1, 1999. Morgan Stanley excluded non-change-of-control transactions, acquisitions of privately-held targets, and non-arm’s length transactions by acquirors who owned a portion of the target prior to such transaction.
     The nine precedent change of control transactions Morgan Stanley analyzed were:

•	ALLTEL Corp. / Western Wireless Corp. (announced January 10, 2005)

•	Cingular Wireless LLC / AT&T Wireless Services Inc. (announced February 13, 2004)

•	Deutsche Telekom AG / Powertel Inc. (announced August 26, 2000)

•	Deutsche Telekom AG / VoiceStream Wireless Corp. (announced July 24, 2000)

•	TeleCorp PCS Inc. / Tritel PCS Inc. (announced February 29, 2000)

•	VoiceStream Wireless Corp. / Aerial Communications Inc. (announced September 20, 1999)

•	Vodafone AirTouch / CommNet Cellular Inc. (announced July 19, 1999)

•	VoiceStream Wireless Corp. / Omnipoint (announced June 23, 1999)

•	Vodafone Group / AirTouch Communications Inc. (announced January 15, 1999)

     Morgan Stanley informed the special committee that of the five precedent transactions in which auctions of the target companies were held, the premiums ranged from 53% to 114%, with an average of 74% and of the four precedent transactions in which no auction was held, the premiums ranged from 22% (38% when taking into account the unaffected stock price) to 92%, with an average of 54%. For each transaction, Morgan Stanley analyzed, as of the announcement date, the premium offered by the acquiror to the target’s closing price as of 30 days prior to the announcement of the transaction or the unaffected share price set forth in the proxy statements filed in connection with the transaction.
     Morgan Stanley also presented to the special committee an overview of the premiums to the midpoint of disclosed discounted cash flow value in the precedent wireless transactions. For the five precedent transactions in which auctions of the target companies were held, the premiums ranged from 10% to 39%, and of the three precedent transactions in which no auction was held (discounted cash flow value was not disclosed in one of the non-auction transactions), the premiums ranged from 4% to 13%. For each transaction, Morgan Stanley analyzed, as of the announcement date, the premium offered by the acquiror to the target’s mid-point of the discounted cash flow value range as set forth in the target’s financial advisor analysis contained in the proxy statement filed in connection with the transaction.
     The foregoing precedent transactions analysis and precedent comparable companies transaction analysis were presented to the special committee to provide it with background information and perspective in connection with its review of the determination whether to recommend that the holders of Class A common stock exercise the Put Right at the special meeting. No company or transaction utilized in the analysis of selected precedent transactions is identical to Nextel Partners, Nextel WIP or the potential sale of Nextel Partners to Nextel WIP.
     The information provided by Morgan Stanley to our special committee was one of the many factors taken into consideration by our special committee in making its determination to recommend that the holders of Class A common stock exercise their Put Right at the special meeting. The foregoing summary does not purport to be a complete description of all the analyses performed by Morgan Stanley or to be performed by Morgan Stanley in connection with an appraisal of the fair market value of Nextel Partners, if requested by our special committee. In addition, the analyses described above should not be viewed as determinative of the fair market value of Nextel Partners or its Class A common stock.
     Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Nextel Partners, Nextel Communications or Sprint and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or indebtedness for any such account. In the past, Morgan Stanley and its affiliates have provided financial advisory or other financing services for both Nextel Partners and Nextel Communications and have received fees for the rendering of these services. During the past two years, Morgan Stanley has received approximately $4 million in fees from Nextel Partners as compensation for such services. In addition, in the future, Morgan Stanley may provide, or seek to provide, financial advice and financing services to the surviving company of the Sprint–Nextel Communications merger.
     The special committee of our board of directors considered that Morgan Stanley had provided financial services in the past to Nextel Communications and its affiliates. However, the special committee believed that Morgan Stanley’s international reputation for expertise in investment banking generally and in telecommunications in particular and its familiarity with Nextel Partners and its businesses made its selection as financial advisor in connection with the proposed transaction advisable notwithstanding these experiences involving Nextel Communications and its affiliates.
     In connection with the appraisal of the fair market value pursuant to Section 5.7 of our Certificate, Nextel Partners has agreed to pay Morgan Stanley a fee of $2.5 million on the date which the holders of the Class A common stock vote to exercise the Put Right (the “Appraisal Process Fee”). The Engagement Letter also contemplates a customary fee (the “Transaction Fee”) being payable to Morgan Stanley in the event of a sale of Nextel Partners (which would include the sale of all of the outstanding Class A common stock through exercise of the Put Right) or in the event that Nextel

Partners and Nextel Communications restructure their relationship. The amount of the Transaction Fee is dependent upon and will be determined by reference to, the price per share that is to be paid in a sale of Nextel Partners (including a sale of all of the outstanding Class A common stock through exercise of the Put Right). The Appraisal Process Fee, if paid, will be credited against the Transaction Fee. Nextel Partners has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, Nextel Partners has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or in connection with Morgan Stanley’s engagement.
Certain Interests of Our Officers and Directors
     In considering the recommendation of the special committee of our board of directors with respect to exercising the Put Right, holders of Class A common stock should be aware that some of our executive officers and directors have interests in the exercise of the Put Right and have arrangements that are different from, or in addition to, your interests as a holder of Class A common stock. The special committee of our board of directors was aware of these interests and considered them, among other matters, in reaching its decision to recommend that holders of Class A common stock vote in favor of exercising the Put Right.
     Equity Compensation Awards. Upon completion of the cash purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the Put Right, each stock option, including those held by our executive officers and directors, will be cancelled and converted into the right to receive upon such completion an amount in cash per share of Class A common stock subject to the option equal to the excess, if any, of the price determined as fair market value over the per share exercise price of the option. In addition, upon completion of the cash purchase of the shares of Class A common stock pursuant to the exercise of the Put Right, each share of restricted Class A common stock, including those held by our executive officers and directors, will be converted into the right to receive upon completion of the purchase an amount in cash equal to the purchase price per share of restricted Class A common stock. If common stock is used, each stock option, including those held by our executive officers and directors, will be converted, upon such completion, into an option to purchase such common stock, with the number of shares of common stock subject to the option and the exercise price of the option equitably adjusted to reflect the relative trading values of the Class A common stock and the common stock used to satisfy the Put Right, and each restricted share of Class A common stock, including those held by our executive officers and directors, will be converted into a number of shares of such common stock based on the relative trading values of Class A common stock and such common stock. Upon completion of the merger between Sprint and Nextel Communications, each stock option and share of restricted stock that has not yet vested in full will vest in full, except, in the case of options granted on January 27, 2005, the options will vest in full upon the purchase only if we have achieved our 2005 operating cash flow objectives. Upon completion of the purchase of the shares of Class A common stock pursuant to the exercise of the Put Right, each stock option and share of restricted stock that has not yet vested in full will vest in full, except, in the case of options granted on January 27, 2005, the options will vest in full upon the purchase only if we have achieved our 2005 operating cash flow objectives. Based on equity compensation awards held by our executive officers and directors as of ___, 2005 and, for illustrative purposes only, assuming the purchase closed on ___, 2006 and that 2005 operating cash flow objectives are achieved, upon completion of the merger between Sprint and Nextel and the purchase, Messrs. [●] , [●] , [●] , [●] and [●] and the remaining executive officers and directors, respectively, as a group, would vest, as of completion of the merger and purchase, in respect of [●] , [●] , [●] , [●] and [●] and [●] and [●] shares subject to their stock options and in respect of [●] , [●] , [●] , [●] and [●] and [●] and [●] shares of restricted stock.
     Retention and Severance Program. Prompted by the announcement of the proposed merger between Nextel Communications and Sprint, effective as of January 27, 2005, the compensation committee of our board of directors adopted a Retention and Severance Program. Under the Retention and Severance Program, each executive officer will be eligible to receive a cash incentive payment equal to 100% of their base salary and annual performance bonus if there is a change in control, such as the purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the exercise of the Put Right (the “Retention Payment”). The actual amount of the Retention Payment is tied to the achievement of certain 2005 operating objectives and may increase or decrease depending on achievement of these goals. For executive officers, 50% of the Retention Payment is payable at the time of a change in control. The balance of the Retention Payment is payable on the earlier of: (i) the date that we terminate the executive officer’s employment without cause or that the executive officer resigns for good reason after a change in control or (ii) six months after a change in control.
     In addition to the Retention Payment, if we terminate the employment of an executive officer other than for cause or if the executive officer resigns for good reason within one year after a change in control, such as the purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the exercise of the Put Right, the executive officer will receive a cash severance payment equal to 200% of his base salary and annual performance bonus plus medical and dental benefits for two years. If we terminate the employment of an executive officer other than for cause or if the executive officer resigns for good reason within 12 to 18 months after a change in control, the executive officer will receive a cash severance payment on the date of termination equal to 100% of his base salary and annual performance bonus plus medical and dental benefits for one year. If an executive officer voluntarily resigns without good reason or his employment is terminated for cause, the executive officer will not receive any cash severance payment or additional benefits. Assuming for illustrative purposes only that the purchase is completed on [●], 2006 and each of the executive officers’ employment is terminated by us without “cause” or by the executive for “good reason” immediately after completion of the purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the exercise of the Put Right, the amount that would be payable under the Retention and Severance Program to each of Messrs. [●],[●],[●],[●], and [●] and the remaining executive officers and directors, respectively, as a group, is $[●], [●],[●],[●], and [●] and [●].
     Employment Agreements. Each of our executive officers, including Messrs. [●],[●],[●],[●], and [●], is party to an employment agreement with a one-year term that renews annually unless notice not to renew is provided by either party. Under the terms of the employment agreement, in the event that, the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements), the executive officer will be entitled to a lump sum cash payment equal to one times (two times in the case of John Chapple) the executive officer’s annual base salary and most recent annual bonus, if any. In addition, the executive will be entitled to continued coverage for one year (two years in the case of John Chapple) under our benefit plans (other than our 401(k) plan, stock purchase plans and life insurance policies). If the executive qualifies for severance and the continuation of benefits under the Retention and Severance Plan described above, the executive officer will receive the severance and benefits under the Retention and Severance Plan and not under the employment agreement. In the event that the executive would be subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the executive will receive an additional payment such that he is placed in the same after-tax position as if no excise tax had been imposed, provided that we meet or exceed operating cash flow objectives for 2005 adopted by the compensation committee of our board of directors.

Material U.S. Federal Income Tax Consequences
     The following is a summary of the material United States federal income tax consequences to holders of Class A common stock of the exercise of the Put Right. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice. Legislative, judicial or administrative rules and interpretations are subject to change, possibly on a retroactive basis, at any time, and, therefore, the following statements and conclusions could be altered or modified. It is assumed that the shares of Class A common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Class A common stockholder in light of that Class A common stockholder’s personal investment circumstances, or those holders of Class A common stock subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, foreign corporations and nonresident alien individuals). In addition, this discussion does not address the aspects of United States federal income taxation that may be relevant to holders of Class A common stock who hold shares of Class A common stock as part of a hedging, “straddle,” conversion or other integrated transaction, or holders of Class A common stock who acquired their shares of Class A common stock through the exercise of director or employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state or local taxation or estate or gift taxation that may be applicable to a Class A common stockholder.
     Consequences to Class A Common Stockholders of the Exercise of the Put Right
     The exercise of the Put Right for cash will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a Class A common stockholder will recognize gain or loss equal to the difference between such stockholder’s adjusted tax basis in Class A common stock sold, and the amount of cash received. Gain or loss will be calculated separately for each block of shares sold (i.e., shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will be long-term gain or loss if, at the time of sale, the shares of Class A common stock were held for more than one year. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax of 15%. There are limitations on the deductibility of capital losses.
     The exercise of the Put Right for shares of Sprint common stock or shares of Nextel Communications (in the event Nextel WIP seeks to and is able to use shares for such purpose) could be taxable or tax free depending upon the structure of the resulting company and whether the shares are issued to us or directly to the holder of Class A common stock. If it is taxable, it will be treated as described in the proceeding paragraph, with the fair market value of the shares received being taxable. If it is tax-free, no gain or loss will be recognized with respect to the Class A common stock exchanged, and the basis and holding period of the new shares will equal the tax basis and holding period of the shares exchanged therefor. In general, if Nextel Communications and Nextel WIP are taxable as corporations for U.S. tax purposes and Sprint owns directly all of Nextel Communications which owns directly all of Nextel WIP which then owns the shares of Nextel Partners held before exercise of the Put Right, the use of Nextel Communications stock to acquire your shares (assuming your shares are transferred to Nextel WIP) should be tax free. The use of Sprint shares or of Nextel Communications shares in the redemption structure would be taxable.

Backup Tax Withholding
     Under the United States federal income tax backup withholding rules, unless an exemption applies, the payor of the consideration generally is required to and will withhold 28% of all payments to which a Class A common stockholder or other payee is entitled, unless the Class A common stockholder or other payee (1) is a corporation or comes within other exempt categories and demonstrates this fact or (2) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other stockholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each Class A common stockholder and, if applicable, each other payee, should complete, sign and return to the paying agent a substitute Form W-9 following exercise of the Put Right in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain holders of Class A common stock (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W-8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.
STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF EXERCISE OF THE PUT RIGHT TO THEM IN VIEW OF THEIR OWN PARTICULAR CIRCUMSTANCES.
No Appraisal Rights
     The purchase of shares of Class A common stock pursuant to exercise of the Put Right will not give holders of such shares any statutory appraisal rights under the Delaware General Corporation Law. For a discussion of when holders of Class A common stock may challenge the determination of fair market value in accordance with our Certificate, see “Proposal One — Exercise of the Put Right — The Put Right — Challenge Process.”
Effect on Awards Outstanding Under Employee Stock Plans
     Upon completion of a cash purchase by Nextel WIP of all of our outstanding Class A common stock pursuant to the Put Right, each stock option will be converted into the right to receive upon such completion an amount in cash per share of Class A common stock subject to the option equal to the excess, if any, of the price determined as fair market value over the per share exercise price of the option. In addition, upon completion of a cash purchase of the shares of Class A common stock pursuant to the exercise of the Put Right, each share of restricted Class A common stock will be converted into the right to receive upon completion of the purchase an amount in cash equal to the purchase price per share of Class A common stock. If common stock is used to satisfy the Put, each stock option will be converted into an option upon such completion to purchase shares of such common stock and each restricted share of Class A common stock will be converted into a number of shares of such common stock. Upon completion of the purchase of the shares of Class A common stock pursuant to the exercise of the Put Right, each stock option and share of restricted stock will vest in full, except, in the case of options granted on January 27, 2005, the options will vest in full upon the purchase only if we have achieved our 2005 operating cash flow objectives.
Regulatory Matters
     Antitrust Authorities
     In order for the Put Right to be exercised (and for Nextel WIP to purchase all of the outstanding shares of Class A common stock), the HSR Act requires Nextel Partners and Sprint as the parent of Nextel Communications to observe the HSR Act’s notification and waiting period. The HSR Act provides for an initial 30-calendar-day waiting period following the necessary filings by the parties to the transaction, which can be terminated earlier by the DOJ and FTC. If during this initial waiting period either the DOJ or the FTC makes a request for additional information and documentary materials, the mandatory waiting period will not expire until 30 days after the parties certify substantial compliance with the request. The FTC, the DOJ or others could take action under the antitrust laws with respect to the purchase, including seeking to enjoin the completion of the purchase or seeking the divestiture by Sprint or Nextel Communications of all or part of our shares or assets, or of other business conducted by Sprint or Nextel Communications or us or our respective affiliates, or seeking to subject Sprint or Nextel Communications or us, or our respective affiliates, to operating conditions before or after the stock purchase is completed. We cannot assure you that an antitrust challenge to the purchase of shares of Class A common stock will not be made and, if such a challenge is made, we cannot predict the result.
     Federal Communications Commission
     In order to obtain required FCC approvals, we, each of our subsidiaries that holds authorizations from the FCC that need to be transferred and Sprint as the parent company of Nextel Communications must file the required applications with the FCC, seeking approval of the transfer of control to Sprint of the FCC radio and international operating licenses and authorizations that we hold. We cannot assure you that a challenge by the FCC to the purchase of shares of Class A common stock will not be made and, if such a challenge is made, we cannot predict the result.
     Commitment to Obtain Approvals
     Our Certificate requires us and any holder of Class A common stock the purchase of whose shares is subject to prior regulatory approval to use their reasonable best efforts to obtain those approvals.

PROPOSAL TWO — ADJOURNMENT OF THE SPECIAL MEETING
Adjournment Proposal
     Pursuant to our Certificate, in connection with the vote on whether to exercise the Put Right, holders of Class A common stock are also entitled to vote on whether to adjourn the special meeting until a date no later than [●] in the event that the requisite majority of Class A common stock does not vote to exercise the Put Right at this time.
     If Proposal One is approved by the holders of Class A common stock (that is, if the holders of Class A common stock elect to exercise the Put Right), we will not consider the vote on Proposal Two and will not adjourn the special meeting. We will consider the vote on Proposal Two only if holders of Class A common stock do not approve Proposal One.
     If you vote in favor of Proposal Two, you will also grant a proxy to set the date for the adjourned meeting (which will in no event be later than [●]) in the event Proposal One is not approved.
Recommendation of the Special Committee of the Nextel Partners Board of Directors
     At its meeting held on June 22, 2005, the special committee of our board of directors unanimously determined that, if the holders of Class A common stock elected not to approve the proposal to exercise the Put Right at the special meeting, it was in the best interests of such holders to maintain the option of exercising the Put Right in the future, within the time period specified in our Certificate. In the event holders of Class A common stock do not approve the exercise of the Put Right and do not approve the adjournment of the special meeting, the ability to exercise the Put Right resulting from the Sprint-Nextel Communications merger will be lost. Accordingly, the special committee of our board of directors recommends that you vote FOR approval of Proposal Two.
     For a description of the factors considered by the special committee of our board of directors in making this determination, please see “Proposal One — Exercise of the Put Right — Recommendation of the Special Committee” beginning on page 42.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Amended and Restated Shareholders’ Agreement
     On January 29, 1999, we entered into a shareholders’ agreement with Nextel WIP, DLJ Merchant Banking, Madison Dearborn Partners, Eagle River Investments, Motorola, our senior management stockholders and all of the other parties who were stockholders prior to our initial public offering. In that agreement, the parties agreed to certain matters relating to our management and operations and the sale, transfer or other disposition of our capital stock by these stockholders. This agreement also granted Nextel WIP certain preemptive rights to purchase shares of stock offered to the public by us, DLJ Merchant Banking or Madison Dearborn Partners. In addition, pursuant to this agreement, we granted to DLJ Merchant Banking and Madison Dearborn Partners certain demand registration rights and to all of the parties “piggyback” registration rights. This agreement was amended and restated in February 2000 in connection with the initial public offering of our Class A common stock and has subsequently been amended several times. The current parties to the amended and restated shareholders’ agreement are Nextel WIP, Madison Dearborn Partners, Eagle River Investments, Motorola and the following stockholders who are also part of our senior management or otherwise employed by us: John Chapple, David Aas and Mark Fanning. The amended and restated shareholders’ agreement terminates on January 29, 2014.
Nextel Communications Operating Agreements
     We, through our principal subsidiary, entered into agreements with Nextel WIP that govern the build-out and operation of our portion of the Nextel Digital Wireless Network. As of the record date, Nextel WIP held approximately 31.4% of our outstanding common stock, and one of our directors is affiliated with it. Except as specifically set forth below, these operating agreements were executed on January 29, 1999 and, in some cases, were amended on September 9, 1999 and again on September 27, 2000, and have an initial term of ten years, which may be extended for up to an additional two and a half years and renewed for up to four ten-year renewal terms at our option.
     Joint Venture Agreement. Our joint venture agreement with Nextel WIP requires us to build and operate our portion of the Nextel Digital Wireless Network on time, make it compatible with Nextel Communications’ systems, meet or exceed quality standards applicable from time to time to Nextel Communications’ subsidiaries operating in the United States, and offer a set of core service features and upgrade our system to comply with future Nextel Communications standards.
     This agreement also governs the transfer of licenses from Nextel WIP to us. To the extent that we require additional frequencies to operate our business, the joint venture agreement sets forth the terms under which we may acquire such frequencies from Nextel WIP, from third parties or in auctions of spectrum by the FCC. All of the frequencies we acquired or may acquire from Nextel WIP are subject to transfer restrictions and rights of first refusal in favor of Nextel WIP.
     Additional terms of the joint venture agreement are as follows: Nextel WIP has agreed to assist us with securing vendor discounts; we have agreed to obtain Nextel WIP’s approval prior to taking certain significant actions, including making a material change to our business objectives or technology; with limited exceptions, Nextel WIP has agreed that during the term of the joint venture agreement, Nextel Communications and/or its subsidiaries will not provide digital mobile wireless communications services within our territories using the Nextel brand name; Nextel WIP has agreed to negotiate with us to give us the first right in our territories to own and operate businesses using the 900 MHz frequency that Nextel Communications currently holds; and we are generally required to adhere to the same standards for pricing structure, advertising, promotions, customer care, telemarketing and related activities as the Nextel Communications subsidiaries operating in the United States.
     Other Operating Agreements. We have also entered into operating agreements with Nextel WIP with respect to: the license to Nextel Communications trademarks and service marks; the ability of each party’s subscribers to roam in the other party’s territory; Nextel Communications’ use of analog systems and services in our territories; access to telecommunications towers space; access to information systems; and telecommunications switching services. For the year ended December 31, 2004 and for the three months ended March 31, 2005, we paid to Nextel WIP approximately $139.6 million and $43.5 million, respectively, for such services and received from Nextel WIP approximately $158.7 million and $44.8 million, respectively, in roaming revenue.
     Agreement Specifying Obligations and Limiting Liability of, and Recourse to, Nextel Communications. All of our operating agreements are with Nextel WIP, not Nextel Communications. Pursuant to the terms of the agreement specifying obligations and limiting liability of, and recourse to, Nextel Communications, the maximum cumulative, aggregate cash liability of Nextel Communications and controlled affiliates, other than Nextel WIP, for any and all actual or alleged claims or causes of action arising in connection with any aspect of the agreements governing or otherwise relating to the operating agreements is capped at $200 million, subject to adjustments for amounts previously advanced. However, some significant Nextel Communications obligations, including causing Nextel WIP to honor the terms of the Put Right if it is exercised, are not be subject to the cap.
Certain Obligations Under our Certificate
     In addition to the Put Right, our Certificate, under certain circumstances, allows Nextel WIP, or allows holders of our Class A common stock to cause Nextel WIP, to purchase all of our outstanding Class A common stock. In any such event, Nextel WIP will have the choice of paying for any shares of Class A common stock in cash or, subject to meeting specified requirements, in shares of “listed Nextel common stock.” Events that trigger these rights and obligations include:
•	January 29, 2008, subject to certain postponements by our board of directors;

•	If Nextel Communications changes its digital transmission technology, the change is materially adverse to us and Nextel WIP determines not to provide us free of charge the equipment necessary to provide our subscribers with service comparable to what they had been receiving;

•	If Nextel WIP requires a change in our business, operations or systems, the change is materially adverse to us, Nextel WIP does not subsidize us for the costs of such change and we decline to implement the required change; or

•	Termination of our operating agreements with Nextel WIP as a result of our breach.
     In addition to a Nextel Sale, events that trigger the right of the holders of our Class A common stock to cause Nextel WIP to purchase all outstanding Class A common stock include:
•	If we do not implement a change in our business, operations or systems required by Nextel WIP, the change is materially adverse to us, and our board of directors provides non-Nextel

Communications affiliated stockholders with the opportunity to require Nextel WIP to buy their shares of Class A common stock and a majority of the stockholders vote to do so; or
•	Termination of our operating agreements with Nextel WIP as a result of a breach by Nextel WIP.
     Holders of our Class A common stock also have the right and/or obligation to participate in any sale by Nextel WIP of all of its shares of our capital stock to a third party occurring after January 29, 2011. Pursuant to the amended and restated shareholders’ agreement, prior to January 29, 2011, Nextel WIP cannot transfer its shares of our capital stock to a third party. In the event that the holders of a majority of the Class A common stock elect to participate in such sale, then pursuant to our Certificate, all holders of Class A common stock will be required to participate.

EXPERTS
     The consolidated financial statements of Nextel Partners, Inc. and subsidiaries as of December 31, 2004, and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the fact that, as discussed in Note 2 of the consolidated financial statements, Nextel Partners has restated its consolidated financial statements for the years ended December 31, 2003 and 2002.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Certain matters discussed in this document and in the documents incorporated by reference in this document are forward-looking statements that involve risks and uncertainties and that are subject to a variety of factors that could cause actual results to differ materially from current beliefs. Forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy, plans or goals that involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. You are cautioned that any forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including those set forth above under “Risk Factors Relating to the Put Transaction” and those risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2004.
     Forward-looking statements include, but are not limited to, statements with respect to the following:
•	our business plan, its advantages and our strategy for implementing our plan;

•	uncertainties relating to the Sprint – Nextel Communications merger;

•	the success of efforts to improve and enhance, and satisfactorily address any issues relating to, our network performance;

•	the characteristics of the geographic areas and occupational territories that we are targeting in our portion of the Nextel Digital Wireless Network;

•	the implementation and performance of the technology, including higher speed data infrastructure and software designed to significantly increase the speed of our network, being deployed or to be deployed in our various territories, including the expected 6:1 voice coder software upgrade being developed by Motorola and technologies to be implemented in connection with the completed launch of Nationwide Direct Connect capability;

•	our ability to attract and retain customers;

•	our anticipated capital expenditures, funding requirements and contractual obligations, including our ability to access sufficient debt or equity capital to meet operating and financing needs;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components to meet our service deployment, marketing plans and customer demand;

•	no significant adverse change in Motorola’s ability or willingness to provide handsets and related equipment and software applications or to develop new technologies or features for us, or in our relationship with it;

•	our ability to achieve and maintain market penetration and average subscriber revenue levels;

•	our ability to successfully scale, in some circumstances in conjunction with third parties under our outsourcing arrangements, our billing, collection, customer care and similar back-

office operations to keep pace with customer growth, increased system usage rates and growth in levels of accounts receivables being generated by our customers;

•	the development and availability of new handsets with expanded applications and features, including those that operate using the 6:1 voice coder, and market acceptance of such handsets and service offerings;

•	the availability and cost of acquiring additional spectrum;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of PCS and cellular services including, for example, two-way walkie-talkie services that have been introduced by several of our competitors;

•	future legislation or regulatory actions relating to SMR services, other wireless communications services or telecommunications services generally;

•	the potential impact on us of the reconfiguration of the 800 MHz band required by the rebanding orders described in our Annual Report on Form 10-K for the year ended December 31, 2004;

•	delivery and successful implementation of any new technologies deployed in connection with any future enhanced iDEN or next generation or other advanced services we may offer; and

•	the costs of compliance with regulatory mandates, particularly the requirement to deploy location-based 911 capabilities and wireless number portability.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.
     The SEC also maintains a web site that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that site is http://www.sec.gov.
     The following documents filed with the SEC (File No. 000-29633) pursuant to the Exchange Act are incorporated herein by reference:
•	Our Annual Report on Form 10-K for our fiscal year ended December 31, 2004.

•	Our Quarterly Report on Form 10-Q for our quarter ended March 31, 2005.

•	Our Proxy Statement filed with the SEC on April 8, 2005.

•	Our Current Reports on Form 8-K filed with the SEC on January 06, 2005; January 11, 2005; February 02, 2005; February 23, 2005; March 11, 2005; April 28, 2005; April 29, 2005, May 23, 2005, June 20, 2005, July 5, 2005, July 25, 2005, July 27, 2005 and July 28, 2005.

•	All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting.
     Any statement contained in a document incorporated by reference in this proxy statement shall be deemed to be incorporated by reference in this proxy statement and to be part of this proxy statement from the date of filing of such document. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We will provide upon written or oral request without charge to each person, including any beneficial owner, to whom this is delivered a copy of any or all of the documents which are incorporated in this proxy statement by reference (other than exhibits to those documents unless those exhibits are specifically incorporated by reference into the documents that this proxy statement incorporates). Written requests for copies should be directed to Nextel Partners, Inc., Investor Relations, 4500 Carillon Point, Kirkland, Washington 98033. Our telephone number is (425) 576-3600. In order to obtain timely delivery of these documents, you must make your request no later than five business days before the date of the special meeting.

Appendix A
ARTICLE V OF NEXTEL PARTNER’S RESTATED CERTIFICATE OF INCORPORATION
ARTICLE V
CERTAIN RIGHTS AND OBLIGATIONS OF NWIP
          5.1. NWIP Call Right; Put Right.
          (a) NWIP Call Right.
          (i) On the terms and subject to the conditions hereof, upon (A) January 29, 2008, (B) the exercise by NWIP of its call right under Section 7.03 or 7.04(d) of the Shareholders’ Agreement or (C) termination of the Joint Venture Agreement in accordance with Section 12.9D thereof, NWIP shall have the right (the “NWIP Call Right”) to purchase all (but not less than all) of the shares of Class A Common Stock then outstanding, provided, that if the NWIP Call Right pertains to clause (A) above, the Board of Directors (by majority vote with the NWIP Designee abstaining) will have the right to postpone the exercise of the NWIP Call Right for 365 days on each of two occasions and for 180 days on one additional occasion by giving written notice of such election to NWIP within five Business Days after delivery of the applicable NWIP Call Notice (or after the one-year or six-month anniversary of the postponement of the exercise of the NWIP Call Right, as the case may be, in the event that the NWIP Call Right is postponed); provided, that NWIP shall not be obligated to consummate the transaction contemplated by the NWIP Call Right that has been so postponed, unless NWIP so notifies the stockholders and the Corporation not later than 90 days following the expiration of the relevant postponement period.
          (ii) To exercise the NWIP Call Right under Section 5.1(a)(i)(A), NWIP must give written notice (the “NWIP Call Notice”) by first-class mail, postage prepaid, to the stockholders and the Corporation no later than the 90th day following the later of (i) January 29, 2008, and (ii) if applicable, the relevant postponement period. Such NWIP Call Right will expire on the later of (x) the 91st day following January 29, 2008, and (y) if applicable, the 91st day following the relevant postponement period, if NWIP has not delivered an NWIP Call Notice by such time. To exercise the NWIP Call Right under Section 5.1(a)(i)(B), NWIP must give the NWIP Call Notice to the Class A Stockholders and the Corporation in accordance with the time periods set forth in the relevant section of the Shareholders’ Agreement. The NWIP Call Right under Section 5.1(a)(i)(C) will automatically be exercised upon the termination of the Joint Venture Agreement pursuant to Section 12.9D thereof, and the Class A Stockholders shall thereupon be obligated to sell their shares of Class A Common Stock in accordance with either, at NWIP’s election, Section 5.3 (an “Article V Purchase”) or Section 5.4 (an “Article V Redemption”).
          (iii) The purchase price payable for all outstanding shares of Class A Common Stock purchased pursuant to the exercise of the NWIP Call Right under Section 5.1(a)(i)(A) or Section 5.1(a)(i)(B) (the “NWIP Call Price”) shall be the portion allocable to the Class A Common Stock of the Corporation’s Fair Market Value determined in accordance with Section 5.7, provided, that if the exercise of the NWIP Call Right is pursuant to NWIP’s rights under Section 7.03 of the Shareholders’ Agreement, Fair Market Value shall be determined as if neither the Corporation nor the NDS needed to implement the Technology Change (as defined in Section 7.03 of the Shareholders’ Agreement) and without diminishing the value of the Corporation due to the fact that the Technology Change had not been implemented. The purchase price payable for all outstanding shares of Class A Common Stock purchased pursuant to the exercise of the NWIP Call Right under Section
5.1(a)(i)(C) shall be 80% of the portion allocable to the Class A Common Stock of the Company Equity Value (as defined in the Joint Venture Agreement).

          (iv) The NWIP Call Notice shall state: (A) the applicable event under Section 5.1(a)(i) giving rise to the NWIP Call Right; (B) the name and address of the NWIP Appraiser; and (C) the proposed date on which (or the period following the determination of Fair Market Value during which) NWIP will deposit cash or Nextel Shares with the Payment Agent for the purpose of funding the Article V Purchase or the Article V Redemption. NWIP’s election to exercise the NWIP Call Right shall be irrevocable upon delivery of the NWIP Call Notice. The Corporation Appraiser shall be named by the Board of Directors within 20 days of receipt of the NWIP Call Notice.
          (b) Put Right.
          (i) Within 60 days after the occurrence of a Put Event (other than a Nextel Sale), the Corporation shall notify the Class A Stockholders of the date and time of a special meeting of the Class A Stockholders, which date will not be more than 120 days after the date of the Put Event (or such later date as required by applicable law, including any requirement to provide the Class A Stockholders with an effective registration statement relating to the Nextel Shares). Within five days after the occurrence of a Nextel Sale, the Corporation shall notify the Class A Stockholders of the occurrence of such Nextel Sale, and at any time thereafter Class A Stockholders holding 20% or more of the outstanding Class A Common Stock shall have the right to require that the Corporation notify the Class A Stockholders of the date and time of a special meeting of such Class A Stockholders, which date will not be more than 20 days after the date the Corporation receives such request (or such later date as required by applicable law, including any requirement to provide such stockholders with an effective registration statement relating to Nextel Shares). At such meeting the Class A Stockholders will have the right (the “Put Right”) to require NWIP to purchase all (but not less than all) of the shares of Class A Common Stock then outstanding at a price determined in accordance with clause (iii) below, provided, that if the Put Event is a Nextel Sale, the Class A Stockholders, by majority vote, may adjourn such meeting until a date not to exceed 545 days after the Nextel Sale. “Put Event” means any of the following events:
          (A) a Nextel Sale;
          (B) the purchase by NWIP of Common Stock in accordance with its Preemption Right with respect to a Qualifying DLJ/MDP Demand under Section 5.03 of the Shareholders’ Agreement (a “NWIP Preemption Put”);
          (C) the exercise of a put right granted by the Board of Directors to the Class A Stockholders pursuant to Section 7.04 of the Shareholders’ Agreement; or
          (D) the termination of the Joint Venture Agreement in accordance with Section 12.9E thereof.
          (ii) If the Class A Stockholders vote to exercise the Put Right at the meeting held pursuant to clause (i) above, no later than (A) in the case of a Nextel Sale, 545 days after such Put Event or (B) in the case of a Put Event other than a Nextel Sale, the 90th day after the Put Event (or such later date if such meeting is delayed pursuant to clause (i) above), the Class A Stockholders shall be obligated to sell their shares of Class A Common Stock to NWIP, and NWIP shall be obligated to purchase such shares, in accordance with either, at NWIP’s election, Section 5.3 or Section 5.4.
          (iii) The purchase price paid by NWIP for the Class A Common Stock purchased pursuant to this Section 5.1(b) (the “Put Price”) shall be determined as follows:

          (A) If the Put Event is a Nextel Sale, the Put Price will be the portion allocable to the Class A Common Stock of the Fair Market Value of the Corporation as determined in accordance with Section 5.7;
          (B) If the Put Event is an NWIP Preemption Put, the Put Price will be the same per share price that was paid by NWIP to purchase the shares subject to the Qualifying DLJ/MDP Demand;
          (C) If the Put Event is the exercise of put rights under Section 7.04 of the Shareholders’ Agreement, the Put Price will be the portion allocable to the Class A Common Stock of the Investment Formula Price; and
          (D) If the Put Event is the termination of the Joint Venture Agreement in accordance with Section 12.9E thereof, the Put Price will be 120% of the portion allocable to the Class A Common Stock of the Company Equity Value (as defined in the Shareholders’ Agreement).
          (iv) If NWIP is required to purchase all outstanding shares of Class A Common Stock as set forth in this Section 5.1(b), unvested or out-of-the-money derivative securities of the Corporation shall be treated as follows: (A) in the case of an NWIP Preemption Put, all unvested or out-of-the-money options and warrants issued by the Corporation that are granted at any time during the period from 30 days before the Corporation’s announcement of its intention to proceed with a Demand Registration (as defined in the Shareholders’ Agreement) until the date on which the pre-emptive purchase by NWIP is closed, and are not granted consistently with ordinary past practice of the Corporation’s employee compensation programs or policies, shall be terminated; (B) all other unvested or out-of-the-money options or warrants (as appropriate) will be converted to substantially identical options or warrants to acquire shares of common stock of Nextel on the same substantive economic terms (based on the per common share price of the Corporation in the pre-emptive purchase and the per common share price of Nextel on the pre-emptive purchase date) and other terms as applied to the Corporation options or warrants and all shares of Common Stock subject to vesting under the Restricted Stock Purchase Agreements; and (C) all shares of Common Stock issuable upon exercise of options granted under the 1999 Stock Option Plan, in each case that are beneficially owned by the Management Stockholders, shall be purchased by NWIP pursuant to this Section 5.1(b) (it being understood that NWIP’s acquisition of all the outstanding shares of Class A Common Stock pursuant to this Section 5.1(b) shall constitute a “Change in Control of the Company” for purposes of the Restricted Stock Purchase Agreements and the 1999 Stock Option Plan).
          (v) Upon the consummation of a Section 5.5 Sale, all the Put Rights shall terminate except for the Put Right with respect to a Nextel Sale, which right shall not terminate until the one-year anniversary of the date of the consummation of the Section 5.5 Sale.
          5.2.A Delivery of Nextel Shares.
          (a) Any payment for Class A Common Stock purchased by NWIP from the Class A Stockholders pursuant to this Article V may be made, at NWIP’s election, by delivery of listed Nextel common stock (the “Nextel Shares”), provided, that NWIP delivers such Nextel Shares within 180 days of the date of the Article V Closing, and provided, further, that in connection with the delivery of the Nextel Shares, NWIP (and Nextel with respect to Section 5.2A(c)) agrees to comply with the requirements set forth in this Section 5.2A. Notwithstanding the immediately preceding sentence, if NWIP elects to deliver Nextel Shares, which election NWIP may change at any time prior to the delivery of such shares, NWIP will use its reasonable best efforts to deliver Nextel Shares as promptly as practicable, provided, that (x) if NWIP fails to deliver the Nextel Shares or cash within 60 days of the date such payment is due, it shall pay interest on the purchase price at a rate of 10% per annum from the date such payment is due and (y) if NWIP fails to deliver the Nextel Shares in accordance with this Section 5.2A, NWIP shall deliver cash no later than the 180th day following the date such payment is due.
          (b) NWIP shall not be deemed to have delivered Nextel Shares or to have discharged its payment obligations hereunder unless, at the time of delivery of such Nextel Shares, (i) NWIP delivers to the Board of Directors and the holders of Class A Common Stock an SEC “no-action” letter or an opinion of counsel reasonably acceptable to the Board of Directors (excluding the NWIP Designee) that provides that, assuming that the shareholder receiving the Nextel Shares is not an Affiliate of Nextel, the shares to be received by that shareholder can be freely sold without complying with the registration requirements of the Securities Act or (ii) the SEC has declared effective a registration statement on the appropriate form, Nextel has caused such shares to be quoted on the NASDAQ National Market and the recipient shall have a continuous period of 60 days from the date of delivery to sell such shares under such registration statement.
          (c) For purposes of any payment by NWIP in Nextel Shares, the value of Nextel Shares will be based on the average Closing Price of Nextel common stock for the ten Trading Days immediately preceding the date of delivery of the Nextel Shares. If NWIP elects to consummate a transaction with Nextel Shares instead of cash, NWIP will take all reasonable steps requested by the Board of Directors (with any NWIP Designee abstaining) to permit the purchase to be tax deferred to the relevant stockholders.
          5.2.B Article V Transaction Notice. Within ten days of receipt by the Corporation of a NWIP Call Notice, written notice (the “Article V Transaction Notice”) shall be given by the Corporation to each Record Holder by first-class mail, postage prepaid, to the address as shown on the records of the Corporation, on the Record Date fixed by the Article V Transaction Notice, which date shall not be less than ten nor more than 20 days following the date of such notice. The Article V Transaction Notice shall state: (1) the number of shares of Class A Common Stock held, as of the Record Date, by the Record Holder; (2) the date proposed for the Article V Transaction (if NWIP elects, in accordance with Section 5.3, to fund an Article V Purchase, such date shall be the “Article V Purchase Date,” if NWIP elects, in accordance with Section 5.4, to fund an Article V Redemption, such date shall be the “Article V Redemption Date”); and (3) that the Record Holder is to surrender to the Payment Agent the certificates representing such holder’s shares of Class A Common Stock to be purchased or redeemed, as applicable, at the place where certificates for shares of Class A Common Stock are to be surrendered for purchase or redemption, as applicable.
          5.3. Article V Purchase.
          (a) On or before the Article V Purchase Date, NWIP shall notify the Corporation whether NWIP has elected to fund an Article V Purchase or an Article V Redemption. If NWIP elects to fund an Article V Purchase, NWIP shall comply with the provisions of this Section 5.3.
          (b) On or before the Article V Purchase Date, NWIP shall deposit the full amount of the Option Price for all of the issued and outstanding shares of Class A Common Stock with the Payment Agent to pay, on NWIP’s behalf, the Option Price. Cash, if any, and Nextel Shares, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the Record Holders. NWIP shall provide the Payment Agent with irrevocable instructions to pay the NWIP Call Price or the Put Price, as the case may be, for the Class A Common Stock to the Record Holders upon surrender of the certificates representing their shares of Class A Common Stock.
          (c) Payment for shares of Class A Common Stock shall be mailed to each such Record Holder at the address set forth in the Corporation’s records or at the address provided by each such Record Holder or, if no address is set forth in the Corporation’s records for any such Record Holder or provided by such Record Holder, to such Record Holder at the address of the Corporation, but only upon receipt from such Record Holder of certificates evidencing shares of Class A Common Stock. At the request of NWIP, the Corporation shall provide, or shall cause its transfer agent to provide, to NWIP or to the Payment Agent, free of charge, a complete list of the Record Holders, including the number of shares of Class A Common Stock held of record and the address of each Record Holder.
          5.4. Article V Redemption.
          (a) On or before the Article V Redemption Date, NWIP shall notify the Corporation whether NWIP has elected to fund an Article V Purchase or an Article V Redemption. If NWIP elects to fund an Article V Redemption, NWIP shall comply with the provisions of this Section 5.4.
          (b) On or before the Article V Redemption Date, NWIP shall deposit the full amount of the Option Price for all of the issued and outstanding shares of Class A Common Stock with the Payment Agent to pay, on NWIP’s behalf, the Option Price. Cash, if any, and Nextel Shares, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the Record Holders. Immediately upon the deposit by NWIP of the full amount of the Option Price for all of the issued and outstanding shares of Class A Common Stock, then, notwithstanding that any certificate for shares of Class A Common Stock subject to redemption shall not have been surrendered for cancellation, all shares of Class A Common Stock shall no longer be deemed to be outstanding on and after the Article V Redemption Date, and all rights with respect to such shares shall forthwith cease and terminate at the close of business on the Article V Redemption Date, except only the right of the Record Holders to receive the Option Price for all of the issued and outstanding shares of Class A Common Stock, without interest.
          (c) Unless the Corporation defaults in the payment in full of the applicable redemption price, the holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Article V Redemption Date, other than the right to receive the redemption price, without interest.
          5.5. Special Nextel Sale Rights.
          (a) The Class B Stockholders may collectively transfer all, but not less than all, of their shares of Common Stock to a third party after January 29, 2011 (a “Section 5.5 Sale”), but only after complying with this Section 5.5. If the Class B Stockholders wish to consummate a Section 5.5 Sale, the Class B Stockholders shall provide written notice (a “Section 5.5 Notice”) of such Section 5.5 Sale to the Class A Stockholders and the Corporation not later than the 45th day prior to the proposed Section 5.5 Sale (or such later date as required by applicable law). The Section 5.5 Notice shall identify (i) the third party transferee (the “Section 5.5 Purchaser”), (ii) the number of shares owned by the Class B Stockholders subject to the Section 5.5 Sale and the form and amount of consideration per share for which a transfer is proposed to be made (the “Section 5.5 Sale Price”), and (iii) all other material terms and conditions of the Section 5.5 Sale. Within five Business Days of the receipt of such Section 5.5 Notice, the Corporation shall notify all Class A Stockholders of the date and time of a special meeting of such stockholders, which date will not be more than 25 days after receipt of the Section 5.5 Notice (or such later date as required by applicable law). At such meeting all Class A Stockholders shall be entitled to vote whether to sell their shares to the Section 5.5 Purchaser on the same terms and conditions as the Class B Stockholders. If such Class A Stockholders elect to sell their shares to the Section 5.5 Purchaser by the affirmative vote of at least 50% of the then outstanding Class A Common Stock held by all Class A Stockholders, all Class A Stockholders shall be required to participate in the Section 5.5 Sale on the terms and conditions set forth in the Section 5.5 Notice and to tender all of their shares as set forth below. Within five days (or such later date as required by applicable law) following such vote, the Corporation shall deliver to a representative of the Class B Stockholders designated in the Section 5.5 Notice a notice indicating whether the Class A Stockholders will participate in the Section 5.5 Sale. If the Class A Stockholders elect to participate in the Section 5.5 Sale, then, on or prior to the date of such sale, they shall deliver to the representative of the Class B Stockholders certificates representing all shares held by the Class A Stockholders, duly endorsed, together with all other documents required to be executed in connection with such Section 5.5 Sale or, if such delivery is not permitted by applicable law, an unconditional agreement to deliver such shares pursuant to this Section 5.5(a) at the closing for such Section 5.5 Sale against delivery to the Class A Stockholders of the consideration therefor. If any Class A Stockholder should fail to deliver such certificates or, in lieu thereof (as provided above) an unconditional agreement to deliver such shares at the closing for such Section 5.5 Sale, to the Class B Stockholders, such Class A Stockholder have shall have irrevocably agreed that, upon the closing of the Section 5.5 Sale, such shares shall no longer be deemed to be outstanding and all rights of a shareholder with respect to such shares will terminate except the right to receive the Section 5.5 Sale Price and the Corporation shall (subject to reversal under Section 5.5(b)) cause the books and records of the Corporation to show that such shares are bound by the provisions of this Section 5.5 and that such shares shall be transferred to the Section 5.5 Purchaser immediately upon surrender for transfer by the holder thereof or as otherwise provided in this Section 5.5(a).
          (b) If, within 270 days after the Class A Stockholders give notice of their election to sell their shares pursuant to this Section 5.5, the Class B Stockholders have not consummated the Section 5.5 Sale, then (i) the Class A Stockholders shall not be required to sell their shares to the Section 5.5 Purchaser, (ii) the representative of the Class B Stockholders shall return to each of the Class A Stockholders all certificates representing shares that such Class A Stockholder delivered for transfer pursuant hereto, together with any documents in the possession of the Class B Stockholders executed by the Class A Stockholders in connection with such proposed transfer, and (iii) all of the provisions of this Restated Certificate of Incorporation or otherwise applicable at such time with respect to shares owned by the Class A Stockholders shall again be in effect. No Class B Stockholder (nor any member of the Nextel Group) shall have any liability or responsibility to the Corporation or any Class A Stockholder upon or by reason of any termination or failure to consummate a Section 5.5 Sale except as expressly set forth above in this Section 5.5.
          (c) Promptly after the consummation of the Section 5.5 Sale by the Section 5.5 Purchaser, the Section 5.5 Purchaser shall give notice thereof to the Class A Stockholders, and shall remit to each of the Class A Stockholders who have surrendered their certificates the total consideration for the shares of Class A Common Stock transferred pursuant hereto.
          (d) The sale obligations of the Class A Stockholders under this Section 5.5 shall be subject to the following conditions:

     (i) upon the consummation of such sale, all of the Class A Stockholders participating therein will receive the same form and amount of consideration per share, or if any Class A Stockholders are given an option as to the form and amount of consideration to be received, all Class A Stockholders participating therein will be given the same option;
     (ii) no Class A Stockholder shall be obligated to pay any expenses incurred in connection with a consummated sale; and
     (iii) no Class A Stockholder shall be required to provide any representations, indemnities or other agreements in connection with such sale.
          (e) In connection with any Section 5.5 Sale in which the Class A Stockholders elect to participate, the Board of Directors shall engage an investment banking firm of nationally recognized standing to evaluate whether, as a result of transactions, relationships, and understandings between Nextel and the Section 5.5 Purchaser, the Section 5.5 Sale Price is not less than the fair market value of the shares of Class A Common Stock to be sold to the Section 5.5 Purchaser. If such investment banking firm is unable to render an opinion to such effect, the Board of Directors shall submit the Section 5.5 Sale price to arbitration in accordance with Section 12.7 of the Joint Venture Agreement, and the Section 5.5 Sale Price as determined in such arbitration shall be binding on NWIP and the Class A Stockholders. If the arbitrators determine that the Section 5.5 Sale Price is greater than or equal to the fair market value of the shares of Class A Common Stock, the Class A Stockholders shall pay the fees and expenses of the arbitrators, otherwise NWIP shall pay such fees and expenses.
          (f) The Class B Stockholders shall not be permitted to transfer their shares to the Section 5.5 Purchaser unless NWIP shall have assigned (or caused the assignment) for $1.00 to the Corporation not later than the closing day of the Section 5.5 Sale any FCC licenses acquired by NWIP (or its Subsidiaries) pursuant to Section 4.16 of the Joint Venture Agreement.
          5.6. Generally Applicable Provisions. Each of the NWIP Call Right and the Put Right, whether effected as an Article V Purchase or an Article V Redemption, shall be governed by the following provisions:
          (a) Transfer of Title. Transfer of title to NWIP of all of the issued and outstanding shares of Class A Common Stock shall occur automatically on the Article V Closing Date, subject to the payment by or for the account of NWIP to the Payment Agent, on or before such date, of the amount owing to the Record Holders, and thereafter NWIP shall be the sole holder of all issued and outstanding shares of Class A Common Stock, notwithstanding the failure of any Class A Stockholders to tender the certificates representing such shares to the Payment Agent for payment therefor in accordance with Section 5.3(b) or Section 5.4(b). The Corporation shall instruct its transfer agent not to accept any shares of Class A Common Stock for transfer on and after the Article V Closing Date, except for the shares of Class A Common Stock transferred to NWIP. The Corporation shall take all actions reasonably requested by NWIP to assist in effectuating the transfer of shares of Class A Common Stock in accordance with this Section 5.6(a). After the Article V Closing Date, the Record Holders shall have no rights in connection with such Class A Common Stock other than the right to receive the Option Price therefor. The Corporation shall cause its books and records to show that such shares are bound by the provisions of this Section 5.6(a) and that such shares shall be transferred to NWIP immediately upon deposit by NWIP with the Payment Agent of the amount owing to the Record Holders.

          (b) Legend. Any certificates evidencing shares of Class A Common Stock issued by the Corporation shall bear a legend in substantially the following form:
          THE CLASS A COMMON STOCK EVIDENCED HEREBY IS SUBJECT TO PROVISIONS OF THE CORPORATION’S RESTATED CERTIFICATE OF INCORPORATION THAT ALLOW AN ENTITY TO PURCHASE OR CAUSE THE CORPORATION TO REDEEM ALL OF THE OUTSTANDING CLASS A COMMON STOCK OR ALLOW A MAJORITY OF THE CLASS A COMMON STOCKHOLDERS TO CAUSE SUCH ENTITY TO PURCHASE OR CAUSE THE CORPORATION TO REDEEM ALL OF THE OUTSTANDING CLASS A COMMON STOCK, IN EACH SUCH INSTANCE AT A PURCHASE PRICE DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF THE RESTATED CERTIFICATE OF INCORPORATION. COPIES OF THE RESTATED CERTIFICATE OF INCORPORATION ARE AVAILABLE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND WILL BE FURNISHED WITHOUT COST TO STOCKHOLDERS ON REQUEST.
          Upon the termination or expiration (other than by exercise) of the NWIP Call Right and the Put Right, the Corporation shall, at the request of any holder of shares of Class A Common Stock bearing the legend set forth above, remove such legend from such shares.
          (c) No Conflicting Action. The Corporation shall not take, or permit any Person within its control to take, any action inconsistent with the rights of NWIP and the obligations of the Corporation under this Article V. The Corporation shall not enter into any agreement, arrangement or understanding, either oral or written, that is inconsistent with the rights of NWIP under this Article V.
          (d) Amendment. This Article V may not be amended or repealed without the affirmative vote or, notwithstanding any contrary provisions of the Bylaws of the Corporation, written consent of NWIP and holders of at least a majority of the shares of Class A Common Stock then outstanding, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting.
          (e) Termination. The NWIP Call Right shall terminate on the earliest to occur of: (i) the Article V Closing Date; (ii) if the NWIP Call Right is not exercised, 11:59 p.m., New York time, on the last day on which the NWIP Call Right may be exercised hereunder; and (iii) the failure by NWIP to deposit Nextel Shares or cash with the Payment Agent as required by this Article V. The Corporation shall promptly notify each Record Holder in writing upon the occurrence of the events described in Section 5.6(e)(iii).
          (f) Delay Due to FCC Approval. The closing for the purchase of the shares of Class A Common Stock pursuant to this Article V (the “Article V Closing”) shall occur as promptly as practicable (but in no event later than 30 days) after receipt by the Class A Stockholders of the NWIP Call Notice or exercise by the Class A Stockholders of the Put Right, provided that if the purchase of any Class A Stockholder’s shares is subject to prior regulatory approval or requires the determination of Fair Market Value in accordance with Section 5.7, the Corporation and such shareholder will use their reasonable best efforts to obtain the necessary regulatory approvals and the 30-day period shall be extended until the later of (i) the expiration of five Business Days after all such regulatory approvals shall have been received and (ii) the determination of Fair Market Value. At the Article V Closing, each Class A Stockholder shall deliver to the Corporation or NWIP, as the case may be, certificates representing such Class A Stockholder’s shares, duly endorsed, together with all other documents required to be executed in connection with the sale of such shares (it being understood that in no event shall a Class A Stockholder be obligated to make any representations and warranties, or to provide any indemnities, with respect to any matters other than title to the shares held by such Person, such title being free and clear of all liens and encumbrances, and such Person’s authority, authorization and right to enter into and consummate the sale without contravention of any law or agreement, and without the need for any third party (not including any governmental or regulatory) consent or approval). At the Article V Closing or as otherwise permitted by Section 5.2, NWIP shall deliver to each Class A Stockholder such Class A Stockholder’s portion of the Option Price, allocated pursuant to Section 5.7(g), to the address such Class A Stockholder shall have specified in writing. If any Class A Stockholder should fail to deliver such certificates to NWIP and NWIP has deposited such Class A Stockholder’s proportionate share of the Option Price for such certificates with the Payment Agent, such shares shall no longer be deemed to be outstanding and all rights of such shareholder with respect to such shares will terminate except the right to receive the Option Price. The Corporation shall cause the books and records of the Corporation to show that such Shares are bound by the provisions of this Section 5.6(f) and that such Shares shall be transferred to the Corporation or NWIP, as the case may be, immediately upon surrender for transfer by the holder thereof.
          (g) The Option Price payable pursuant to this Article V shall be allocated to each Class A Stockholder based on such shareholder’s Percentage Ownership.
          (h) Warrants; Options; Restricted Stock.
          (i) Vested in-the-money options and warrants will be exercised for cash prior to the Article V Closing or will be exchanged at such closing for an amount equal to the Option Price (on a per share basis) minus the exercise price of such option or warrant multiplied by the number of shares subject to such options or which can be purchased pursuant to such warrants.
          (ii) Vested in-the-money options and warrants, together with any shares of Common Stock or options then beneficially owned by the Management Stockholders that vest upon the consummation of the NWIP Call Right or Put Right in accordance with the Restricted Stock Purchase Agreements or the 1999 Stock Option Plan, as the case may be, will be included both in the determination of Percentage Ownership of the Corporation and in the allocation of the NWIP Call Price among the Class A Stockholders (it being understood that NWIP’s acquisition of all the outstanding shares of Class A Common Stock pursuant to this Article V shall constitute a “Change in Control of the Company” for purposes of the Restricted Stock Purchase Agreements and the 1999 Stock Option Plan).
          (iii) Any warrants, options or other securities (other than the Class B Common Stock) exercisable or exchangeable for, or convertible into, shares of Class A Common Stock that are not exercised, exchanged or converted by the holders thereof at or prior to the Article V Closing or otherwise in accordance with Section 5.1(b)(iv) shall be canceled effective upon such closing, and the Corporation’s books and records shall reflect such cancellation.
          5.7. Fair Market Value Calculation. For purposes of this Article V, Fair Market Value will be determined as follows:
          (a) “Fair Market Value” of the Corporation means the price that would be paid for all of the Corporation Capital Stock (excluding the Series B Preferred Stock and any mandatorily redeemable pay-in-kind non-convertible securities) by a willing buyer to a willing seller, in an arm’s-length transaction, as if the Corporation were a publicly traded and non-controlled corporation and the buyer was acquiring all of such Corporation Capital Stock of the Corporation, and assuming that the Corporation was being sold in a manner designed to attract all possible participants to the sales process

(including Nextel and its Competitors, subject to the provisions below) and to maximize stockholder value (including, if necessary, through a public or private market sale or other disposition (including tax-free spin-offs, if possible) of businesses prohibited by legal restrictions to be owned by a particular buyer or class of buyer), with both buyer and seller in possession of all material facts concerning the Corporation and its business. In all cases, Fair Market Value for the Corporation will include a control premium and there will be no minority or illiquidity discount. Fair Market Value of the Corporation shall be determined on the assumption that in a competitive acquisition market with Nextel and prospective buyers other than Nextel, the Corporation would be at least as valuable to other prospective buyers as to Nextel. Fair Market Value shall be determined on the assumption that the Corporation is at least as valuable as if it were a part (although separable) of Nextel, with the valuation of the Corporation for purposes of this sentence being derived from a valuation of Nextel consistent with the first sentence of this paragraph but without taking into account a control premium for Nextel (it being understood that a control premium, however, will be applied to the Corporation). Fair Market Value of the Corporation will not include any premium solely due to the fact that a competitor of Nextel might be willing to pay a premium for the Corporation in order to hamper or impede Nextel’s growth or strategy. If the Corporation’s stock is publicly traded, Fair Market Value will take into consideration (i) the trading activity and history of the Corporation’s stock and (ii) the Corporation’s most recent “unaffected” public market stock price. In making the determination of Fair Market Value of the Corporation, the Corporation will be given the benefit of the fact that it uses the Nextel brand name, business and technology pursuant to the Joint Venture Agreement, but there will be no discount or premium included in any valuation of the Corporation relative to its business as conducted or reasonably expected to be conducted due to the facts that (v) the Corporation will not own but Nextel will directly or indirectly lease or otherwise make available to the Corporation certain of its rights, assets and services pursuant to the Joint Venture Agreement and the other Collateral Agreements, or pursuant to any other agreements or arrangements entered into from time to time between Nextel and/or its Subsidiaries, on the one hand, and the Corporation and/or its Subsidiaries, on the other hand, (w) in certain circumstances Nextel will have the right to acquire the Corporation’s FCC licenses, and in such a case, the Corporation will not own, but Nextel and/or its Subsidiaries will directly or indirectly make available to the Corporation, the right to manage the use of the frequencies subject to such licenses, (x) Nextel directly or indirectly has, and may exercise, certain aspects of control over the Corporation’s business and the Corporation, (y) Nextel directly or indirectly provides certain services and other benefits to the Corporation on a cost or subsidized basis and (z) there may be few potential buyers for the Corporation due to any real or perceived control of the Corporation exercised by Nextel or due to the fact that only Nextel has an identical technology platform.
          (b) Within 20 days after notice is given of the exercise of a Put Right or an NWIP Call Right, the Board of Directors (by majority vote with the NWIP Designee abstaining) will select and identify to NWIP a nationally recognized investment banker or appraiser (the “First Appraiser”) and NWIP will select and identify to the stockholders a nationally recognized investment banker or appraiser (the “Second Appraiser”). The date when both appraisers have been identified, is the “Start Date”. NWIP, the Corporation and the other stockholders will (and NWIP will cause Nextel to) cooperate with any appraisers appointed under this Section and share with each such appraiser all information relevant to a valuation of the Corporation. Within 30 days of the Start Date, the First Appraiser and the Second Appraiser will each determine its preliminary view of the Fair Market Value of the Corporation in accordance with the criteria set forth in Section 5.7(a), and will consult with each other with respect to their respective preliminary values. On or prior to the 45th day after the Start Date, the First Appraiser and the Second Appraiser will each render to the stockholders its written report on the Fair Market Value of the Corporation.

          (c) If the higher Fair Market Value determined under Section 5.7(b) (the “High Value”) is not more than 110% of the lower Fair Market Value determined under Section 5.7(b) (the “Low Value”), then the Fair Market Value will be the average of the High Value and the Low Value. If the High Value is more than 110% of the Low Value, then, not more than 60 days after the Start Date, the First Appraiser and the Second Appraiser will together designate another nationally recognized investment banker or appraiser (the “Third Appraiser”), who will not be informed of the values determined by the First and Second Appraisers. The Third Appraiser will make a determination of the Fair Market Value of the Corporation in accordance with the criteria set forth in Section 5.7(a) and deliver its written report to the stockholders (the “Third Value”) not more than 30 days after the Third Appraiser is designated. If the Third Value is within the middle one third of the range of values between the High Value and the Low Value (the “Mid-Range”), Fair Market Value will be the Third Value. If the Third Value does not fall within the Mid-Range, the Fair Market Value will be the average of (x) the Third Value and (y) either (i) the High Value or (ii) the Low Value, whichever is closest to the Third Value, provided that the Fair Market Value shall not be less than the Low Value nor greater than the High Value.
          (d) The determination of Fair Market Value under Section 5.7(c) will be final and binding on all Class A Stockholders unless a challenge (a “Notice of Challenge”) by any Class A Stockholder is filed with NWIP pursuant to this Section 5.7(d) within 20 days of the receipt by the Class A Stockholders of the final determination under Section 5.7(c). As soon as practicable after the end of the 20-day period for giving a Notice of Challenge, NWIP will notify the Corporation and all challengers of the names and addresses of all challengers. Not more than 10 days after receiving such notice, the challengers will, in a writing executed by all of them, notify the Corporation and NWIP of the challenger that has been selected as their representative and who has been given irrevocable authority to represent the challengers for all proceedings under this Section 5.8(d) (the “Challenger’s Representative”). If the Corporation and NWIP do not receive the executed writing from the challengers in the 10-day period, the Corporation will select a challenger by lot to act as the Challenger’s Representative, and will notify NWIP and all the challengers of the party selected. If the Challenger’s Representative is selected by lot, each challenger will have 5 days to notify the Corporation and NWIP that it elects to irrevocably abandon the challenge, and to accept its share of the Fair Market Value as determined under Section 5.8(c). Any challenger that does not abandon the challenge as described in the preceding sentence, will be deemed to have irrevocably designated the Challenger’s Representative selected by lot as its agent for purposes of proceedings under this Section 5.8(d). No challenger can participate in the challenge proceeding except through the Challenger’s Representative. Any Class A Stockholder that does not give notice and join the challengers will be paid its appropriate share of Fair Market Value (as determined under Section 5.8(c)), but will be forever barred from asserting any objection to Fair Market Value as so determined. The procedures provided for in this Section 5.7(d), including the Challenge Floor Price and Challenge Ceiling Price, each as hereinafter defined, shall not be considered by any appraiser in determining Fair Market Value.
          (e) The determination of Fair Market Value under Section 5.7(c) will be final and binding on NWIP unless NWIP believes that the Fair Market Value determined under Section 5.7(c) does not reflect the true Fair Market Value or was improperly determined and gives notice to each Class A Stockholder and to the Corporation within 20 days of receiving the final determination under Section 5.7(c) that it is initiating a proceeding under this Section 5.7(e). Not more than 10 days after receiving a notice under the preceding sentence, the Class A Stockholders will designate, by majority vote, a representative and notify NWIP and the Corporation in writing of the identity of such representative (or, if such designation by majority vote does not occur for any reason, then the Corporation will select a representative by lot and shall notify NWIP and the other Class A

Stockholders in writing of such selection), who will be irrevocably authorized to be the “Challenger’s Representative” to act as the agent of all Class A Stockholders in the defense of the challenge by NWIP. No Class A Stockholder will have the right to participate in the defense except through the Challenger’s Representative.
          (f) The party or parties bringing the challenge will be required to demonstrate to a tribunal composed of three persons with expertise in valuing companies similar to the Corporation, one selected by each of NWIP and the Board of Directors and the third member of the tribunal selected by the first two members, that the Fair Market Value determined under Section 5.7(c) (or the underlying values determined by the Appraisers on which it was based) was grossly incorrect or fraudulently obtained; and what the correct Fair Market Value should be. The tribunal determining the challenge is to determine Fair Market Value and no party will seek to have that determination referred to an investment banker or appraiser (although they may testify or offer evidence to the tribunal).
          (g) If there is a challenge by NWIP pursuant to Section 5.7(e), regardless of the outcome of the proceeding, the amount to be paid to the Class A Stockholders may be higher than their proportionate share of the amount that they would have received if the Fair Market Value were equal to the Challenge Ceiling Price but will not be less than their proportionate share of the amount that they would have received if the Fair Market Value were equal to the Challenge Floor Price. If there is a challenge by the Board of Directors pursuant to Section 5.7(d), regardless of the outcome of the proceeding, the amount to be paid to the Class A Stockholders may be less than their proportionate share of the amount that they would have received if the Fair Market Value were equal to the Challenge Floor Price but will not be more than their proportionate share of the amount that they would have received if the Fair Market Value were equal to the Challenge Ceiling Price.
          (h) The following terms have the following meanings:
          “Challenge Ceiling Price” means an amount equal to the sum of those amounts that for each tranche of capital actually invested in the Corporation (whether contributed in cash or in kind and, if in kind, valued as set forth in Section 5.7(i)), would return to investors in each tranche (regardless of whether there are any investors from that tranche who continue as equity holders, and without regard to any purchase or sale transactions or the price of such transfers among equity holders) an amount that would represent a 30% internal rate of return on the amount of capital invested in connection with such tranche, compounded annually from the date that such capital relating to such tranche was contributed to the date of the determination.
          “Challenge Floor Price” means an amount equal to the sum of those amounts that for each tranche of capital actually invested in the Corporation (whether contributed in cash or in kind and, if in kind, valued as set forth in the Section 5.7(i)), would return to investors in each tranche (regardless whether there are any investors from that tranche who continue as equity holders, and without regard to any purchase or sale transactions or the price of such transfers among equity holders) an amount that would represent a 10% internal rate of return on the amount of capital invested in connection with such tranche, compounded annually from the date that such capital relating to such tranche was contributed to the date of the determination.
          “Investment Formula Price” means in respect of each tranche of capital actually invested in the Corporation (whether contributed in cash or in kind, but excluding the Series B Preferred Stock), an amount that would represent a 20% internal rate of return on the amount of capital invested in connection with such tranche (regardless of whether there are any investors from such tranche who continue as equity holders, and without regard to any purchase or sale transactions or the price of such transfers among equity holders), compounded annually from the date that such capital relating to such tranche was contributed to the date of the purchase.
          (i) For purposes of calculating the Investment Formula Price, Challenge Ceiling Price and Challenge Floor Price, except for frequencies which will be valued as provided in Exhibit 4.1 to the Joint Venture Agreement, the Board of Directors shall place a cash equivalent value on each non-cash capital investment made in the Corporation at the time such investment is made, and such cash equivalent value shall be used in all calculations of Investment Formula Price, Challenge Ceiling Price, and Challenge Floor Price.

Appendix B
DEFINITION OF “NEXTEL SALE”
(Section 4.01(h) of Amended and Restated Shareholders’ Agreement)
“Nextel Sale” means the occurrence of any of the following events:
     (i) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act and the rules and regulations thereunder) other than a Permitted Holder as hereinafter defined (A) is or becomes the Beneficial Owner of more than 50% of the total Voting Stock of Nextel (“Nextel Voting Stock”) or Total Common Equity of Nextel, or (B) otherwise has the power to direct the management and policies of Nextel, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise (without limiting the generality of this clause (B), any person or group that succeeds to the rights currently held by Craig O. McCaw and his Affiliates in respect of Nextel, or otherwise has powers and rights comparable thereto, shall be deemed for purposes of this definition to have the power to direct the management and policies of Nextel), except that no change of control will be deemed to have occurred under this clause (B) as a result of customary rights granted (x) in any indenture, credit agreement or other agreement for borrowed money unless and until there has been a default under the terms of that agreement and the trustee or lender exercises the rights granted therein or (y) to holders of non-convertible, mandatorily redeemable, preferred stock unless and until action occurs that would otherwise cause a Nextel Sale as herein defined, provided that such rights were granted pursuant to a transaction in the financial markets and not as part of a strategic alliance or similar transaction;
     (ii) Nextel sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person (other than a Permitted Holder);
     (iii) Nextel, directly or indirectly, consolidates with, or merges with or into, another Person (other than a Permitted Holder), or any Person (other than a Permitted Holder), directly or indirectly, consolidates with, or merges with or into, Nextel, and pursuant to such transaction (or series of transactions) either: (A) the outstanding Nextel Voting Stock is converted into or exchanged for cash, securities or other property, but excluding a transaction (or series of transactions) where (i) the outstanding Nextel Voting Stock is converted into or exchanged for Voting Stock of the surviving or transferee Person and (ii) the holders of Nextel Voting Stock immediately preceding such transaction receive more than 50% of the total Voting Stock and Total Common Equity of the surviving or transferee Person (in substantially the same proportion as such holders had prior to such transaction), or (B) new shares of Nextel Voting Stock are issued so that immediately following such transaction the holders of Nextel Voting Stock immediately preceding such transaction own less than 50% of the Voting Stock and Total Common Equity of the surviving Person; or
     (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of Nextel (together with any directors who are members of the board of directors of Nextel on the closing date, and any new directors whose election by such board of directors or whose nomination for election by the stockholders of Nextel was approved by a vote of 66-

2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Nextel then in office;
provided that it is expressly understood and agreed that (A) the transfer of Nextel Voting Stock and or Capital Stock in Nextel by a Permitted Holder to an Affiliate of Craig O. McCaw or the estate of Craig O. McCaw, or any successive transfer by such or another Affiliate to another Affiliate of Craig O. McCaw or the estate of Craig O. McCaw shall not by itself be a Nextel Sale (provided that, for this purpose, any such Affiliate shall not be controlled by any Person or group other than Craig O. McCaw or the estate of Craig O. McCaw) and (B) the direct or indirect sale or other disposition of all or any portion of the Nextel Voting Stock and/or the Capital Stock in Nextel held now or in the future by any Permitted Holder to any Person other than another Permitted Holder shall not by itself be a Nextel Sale, unless such sale or disposition, alone or in conjunction with other transactions, results in the occurrence of an event of the type described in any of clauses (i), (ii), (iii) or (iv) above.
“Permitted Holders” means, collectively, Craig O. McCaw and any Person or Persons (i) that is controlled directly or indirectly by Craig O. McCaw or the estate of Craig O. McCaw and (ii) a majority of the equity interests of which are owned, directly or indirectly, by Craig O. McCaw and his family, his brothers and their families, officers and employees of such entities, ex-spouses of such persons and estates of, or trusts for the primary benefit of, the foregoing persons (collectively, the “McCaw Group”), provided that “Permitted Holders” also includes a group of entities that is each controlled by Craig O. McCaw or the estate of Craig O. McCaw and through which the McCaw Group collectively own, directly or indirectly, a majority of the equity interests of Nextel (it being understood that if the McCaw Group collectively owns 50% of a Person that owns 20% of Nextel’s equity interests, the McCaw Group will be deemed to indirectly own 10% of Nextel’s equity interest through such entity).

B-2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Nextel Partners, Inc. and Subsidiaries:
     We consent to the use of our reports dated March 16, 2005, with respect to the consolidated balance sheets of Nextel Partners, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the proxy.
     As discussed in Note 2 of the consolidated financial statements, the Company has restated its consolidated financial statements for the years ended December 31, 2003 and 2002.

/S/ KPMG LLP

Seattle, Washington

July 29, 2005